Filed Pursuant to Rule 424(b)(3)
File No.  333-139299

PROSPECTUS SUPPLEMENT NO. 2
to Prospectus declared
effective on June 13, 2007
(Registration No. 333-139299)

ALLEGRO BIODIESEL CORPORATION

This Prospectus Supplement No. 2 supplements our Prospectus declared effective on June 13, 2007. The securities that are the subject of the Prospectus have been registered for resale by certain of our investors.

This Prospectus Supplement No. 2 includes the following attached documents: (i) Our Quarterly Report on Form 10-Q for the period ended June 30, 2007, as filed with the Securities and Exchange Commission (“SEC”) on August 7, 2007; (ii) Our Current Report on Form 8-K, as filed with the SEC on July 2, 2007 (the “July 8-K”); and (iii) Our Current Report on Form 8-K, as filed with the SEC on August 6, 2007 (the “August 8-K”). As reported in the July 8-K, on June 28, 2007, our subsidiary, Vanguard Synfuels, LLC, formalized various amendments to its credit agreement with First South Farm Credit, ACA, and we borrowed $640,000 from The Bel Fixed Income Portfolio, which we in turn loaned to Talen’s Marine and Fuel, Inc. to provide Talen’s with additional short-term working capital pending the consummation of the transactions described in our Current Report on Form 8-K attached to Prospectus Supplement No. 1.

As reported in the August 8-K, on August 1, 2007, we entered into an amendment to a services agreement we are a party to with an entity controlled by Paul A. Galleberg, one of our directors.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 2 is August 8, 2007.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-QSB

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2007

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 0-21982

Allegro Biodiesel Corporation
Incorporated pursuant to the Laws of Delaware

Internal Revenue Service -- Employer Identification No. 20-5748331

6033 West Century Boulevard, Suite 1090, Los Angeles, California 90045
(310) 670-2093

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒  No ☐

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes  ☐  No  ☒

As of August 7, 2007, 21,314,802 shares of Common Stock were outstanding.

Transitional Small Business Disclosure Format. Yes  ☐  No  ☒

Allegro Biodiesel Corporation

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PART I -- FINANCIAL INFORMATION

ITEM I -- FINANCIAL STATEMENTS
ALLEGRO BIODIESEL CORPORATION
CONSOLIDATED BALANCE SHEET
JUNE 30, 2007
(UNAUDITED)

June 30, 2007

Assets
Current assets:
Cash and cash equivalents	$1,306,036
Accounts receivable, net	1,172,767
Inventory	555,749
Promissory note receivable	640,711
Other current assets	588,851
Total current assets	4,264,114

Property and equipment, net	4,949,956
Intangible assets, net	3,847,950
Goodwill	19,978,894
Other	25,896
Total assets	$33,066,810

Liabilities and Shareholders’ Equity
Current liabilities:
Notes payable	$790,000
Accounts payable	631,059
Accrued expenses	2,431,670
Total current liabilities	3,852,729
Notes payable and line of credit	2,867,379
Total liabilities	6,720,108

Shareholders’ equity:
Convertible preferred stock, $0.01 par value:
50,000,000 shares authorized
Issued and outstanding shares - 27,354,006	300,492
Common stock, $0.01 par value: 150,000,000 shares authorized
Issued and outstanding shares - 21,203,302	212,034
Additional paid−in capital	314,556,658
Accumulated deficit	(288,722,482)
Total shareholders’ equity	26,346,702
Total liabilities and shareholders' equity	$33,068,810

See accompanying Notes to Consolidated Financial Statements.

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ALLEGRO BIODIESEL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Sales	$3,871,643	$-	$5,714,817	$-
Cost of sales, net of excise tax credits for the three and six months ended June 30, 2007 of $173,664 and $253,198, respectively	3,900,247	-	5,985,228	-
Gross loss	(28,604)	-	(270,411)	-

Operating expenses:
Selling, general and administrative	2,425,162	157,493	4,500,675	198,380
Amortization of intangible assets	226,350	-	452,700	-
Impairment of goodwill	-	-	-	-
Total operating expenses	2,651,512	157,493	4,953,375	198,380
Operating loss	(2,680,116)	(157,493)	(5,223,786)	(198,380)
Other Income (Expense):
Interest expense	(54,642)	(82,311)	(141,256)	(164,417)
Interest income	12,661	718	51,497	1,737
Registration rights	(143,750)	-	(381,250)	-
Other, net	-	3,917	-	14,984
Loss before income taxes	(2,865,847)	(235,169)	(5,694,795)	(346,076)

Income tax benefit (provision)	-	-	-	-
Net loss	(2,865,847)	(235,169)	(5,694,795)	(346,076)
Deemed dividend on preferred stock	(1,049,993)	-	(1,619,993)	-
Loss available to common shareholders	$(3,915,840)	$(235,169)	$(7,314,788)	$(346,076)

Net loss per share, basic and diluted	$(0.19)	$(0.56)	$(0.38)	$(0.90)
Weighted average number of common shares under in per share calculations	20,277,157	417,717	19,310,170	384,317

See accompanying Notes to Consolidated Financial Statements.

4

ALLEGRO BIODIESEL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended June 30,
	2007	2006

Cash flows from operating activities:
Net loss	$(5,694,795)	$(346,076)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	696,495	-
Stock-based compensation	2,164,006	10,558
Accretion of convertible notes payable and amortization of debt discount	-	127,636
Changes in operating assets and liabilities:
Accounts receivable	(658,036)	-
Inventory	101,496	-
Prepaid expenses and other assets	(319,026)	36,589
Accounts payable	(59,479)	(461,139)
Accrued expenses	103,802	36,080
Net cash used in operating activities	(3,665,537)	(596,352)

Cash flows from investing activities -
Capital expenditures	(456,718)	-

Cash flows from financing activities:
Proceeds from issuance of convertible notes	-	300,000
Proceeds from issuance of promissory note	640,000	-
Issuance of promissory note	(640,000)	-
Principal payments on notes payable	(150,000)	-
Net cash provided by (used in) financing activities	(150,000)	300,000

Net decrease in cash and cash equivalents	(4,272,255)	(296,352)
Cash and cash equivalents at beginning of period	5,578,291	380,827
Cash and cash equivalents at end of period	$1,306,036	$84,475

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$204,210	$-
Cash paid during the period for income taxes	$300	$-

See accompanying Notes to Consolidated Financial Statements.

5

ALLEGRO BIODIESEL CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2007
(UNAUDITED)

1.	Business

Allegro Biodiesel Corporation (“Allegro” or the “Company”) is a producer and distributor of biodiesel fuel. The Company owns an operating production facility in Pollock, Louisiana. The Company began production in April 2006, becoming the first operational producer of biodiesel in the state of Louisiana. The product is sold both unblended and blended with petroleum diesel, primarily to regional wholesale bulk fuel distributors and to the local Louisiana market.

Acquisition of Talen’s Marine and Fuel

On June 22, 2007, the Company entered into a definitive agreement to acquire ("the Acquisition") all of the outstanding stock of Talen’s Marine & Fuel, Inc. (“Talen’s”). Talen’s is a midstream fuel supplier with six docks, and a seventh in development, strategically located along the Gulf Intracoastal Waterway and the Gulf Coast. Talen’s sold approximately 110 million gallons of diesel fuel in 2006, and has recently begun to deliver biodiesel to its customers. Over the past 37 years, Talen’s has established a strong reputation of superior customer service. Its dock facilities provide fuel, lubricants and services to marine and offshore vessels throughout southern Louisiana and parts of Texas. In addition, Talen’s owns a fleet of boats, barges and trucks capable of delivering fuel and lubricants to Louisiana, Mississippi, Texas, and Alabama.

If the Acquisition is consummated, the Company will pay approximately $22,900,000 to acquire Talen’s outstanding stock and certain real property and to relieve debt obligations due to certain related parties. Talen’s will continue to have approximately $19,100,000 in debt owed to third parties. The final purchase price is subject to adjustment for changes in working capital and debt, and the Acquisition is subject to certain closing conditions, including the Company’s securing of financing of not less than $30 million, the satisfactory restructuring or refinancing of Talen’s existing bank debt, and customary closing conditions. The Acquisition is expected to close during the third quarter of 2007.

Management’s Plan of Operations

Management believes its existing sources of liquidity, along with cash expected to be generated from product sales, will be sufficient to fund its operations, anticipated capital expenditures, working capital and other financing requirements through the first quarter of fiscal 2008. The Company will need to seek additional debt and/or equity financing during the first quarter of 2008, or sooner if it experiences downturns or cyclical fluctuations in its business that are unforeseen, more severe or longer than anticipated, if it fails to achieve anticipated revenue targets, if it experience significant increases in the cost of inputs used to produce biodiesel fuel, declines in the selling prices of biodiesel or increases in its expense levels, or if it engages in additional strategic transactions. As discussed above, the Company is seeking debt and/or equity financing to consummate the Acquisition, and such financing is a condition to its closing. As part of the financing, the Company is actively seeking capital to fund its current business. Management believes such funds will be available to the Company, however, the Company cannot assure you that such financing will be available to the Company on favorable terms, or at all.

As of June 30, 2007, the Company had working capital of $48,825.  Included as a reduction of working capital is $1,737,822 of accrued dividends which the Company may pay, at its option, in shares of Series A convertible preferred stock or in cash.

2.	Basis of Presentation and Significant Accounting Policies

Basis of Presentation

The consolidated financial statements of Allegro Biodiesel Corporation are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information, pursuant to the rules and regulations of the Securities and Exchange Commission. Notes to the financial statements which would substantially duplicate the disclosures contained in the audited financial statements for the most recent fiscal year 2006 as reported in the Company’s Form 10-KSB have been omitted.  The results of operations for the three month and six month periods ended June 30, 2007 and 2006 are not necessarily indicative of the results to be expected for the full year. All accounts and intercompany transactions have been eliminated in consolidation. In the opinion of management, the consolidated financial statements include all adjustments, consisting of normal recurring accruals, necessary to present fairly the Company’s financial position, results of operations and cash flows. These statements should be read in conjunction with the financial statements and related notes which are part of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006.

The Company has identified certain significant accounting policies that it considers particularly important to the portrayal of its results of operations and financial position which may require the application of a higher level of judgment by the Company’s management and, as a result, are subject to an inherent level of uncertainty.

6

Accounting for Stock Options Issued to Consultants

The Company measures its non-employee stock-based compensation under the Financial Accounting Standards Board (“FASB”) Emerging Issues Task Force (“EITF”) Issue No. 96-18 “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. The fair value of the option issued or committed to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of the Company’s common stock on the date that the commitment for performance by the counterparty has been reached or the counterparty’s services are performed. The fair value of the equity instrument is charged directly to operations and credited to additional paid-in capital.

Equity Instruments Issued with Registration Rights Agreement

The Company accounts for registration rights agreement penalties as contingent liabilities, applying the accounting guidance of Financial Accounting Standard No. 5, “Accounting for Contingencies” (“FAS 5”). This accounting is consistent with views established by the Emerging Issues Task Force in its consensus set forth in EITF 05-04 (view C) and FASB Staff Positions FSP EITF 00-19-2 “Accounting for Registration Payment Arrangements”, which was issued December 21, 2006. Accordingly, the Company recognizes the damages when it becomes probable that they will be incurred and amounts are reasonably estimable. From April 13, 2007 to June 13, 2007, the Company incurred penalties under the registration rights agreement it entered into on September 20, 2006. The registration statement was declared effective on June 13, 2007. As of June 30, 2007, the Company accrued $381,250 for penalties associated with the non-registration of the underlying shares. See Note 7.

Net Loss per Share

Basic loss per share is calculated by dividing net loss by the weighted average common shares outstanding during the period. Diluted net loss per share reflects the potential dilution to basic EPS that could occur upon conversion or exercise of securities, options or other such items to common shares using the treasury stock method, based upon the weighted average fair value of our common shares during the period. For each period presented, basic and diluted loss per share amounts are identical as the effect of potential common shares is antidilutive.

The following is a summary of outstanding securities which have been excluded from the calculation of diluted net loss per share because the effect would have been antidilutive as of June 30:

	June 30,
	2007	2006
Common stock options	3,345,644	41,431
Common stock warrants	6,728,825	722,941
Convertible debt	-	1,621,159
Convertible preferred stock - Series A	36,031,116	-
Convertible preferred stock - Series B	1,525,400	-
Convertible preferred stock - Series H	-	2,722,400
Convertible preferred stock - Series I	-	1,379,400
	47,630,985	6,487,331

3.	Notes Receivable

On June 26, 2007, the Company loaned Talen’s $640,000 pursuant to (i) a loan agreement with Talen’s, Talen Landing II, Inc. and C. Raymond Talen, and (ii) a promissory note with Talen’s. The loan is secured by a mortgage on certain real property and is personally guaranteed by C. Raymond Talen. (The loan agreement, promissory note, mortgage and guarantee are collectively referred to herein as the “Talen’s Loan Documents.”) The loan bears interest at a rate of 10% per annum with the principal and accrued interest due on the earlier of (i) September 24, 2007, or (ii) the closing of the Acquisition. The proceeds of the loan were borrowed from a third-party. See Note 6.

4.	Inventories

Inventories consist of the following at June 30, 2007:

Raw materials	$182,048
Finished goods	373,701
$555,749

5.	Accrued Expenses

Accrued expenses consist of the following at June 30, 2007:

Dividends on preferred stock	$1,737,822
Registration rights penalties	381,250
Other	312,598
$2,431,670

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6.	Line of Credit and Notes Payable

The Company’s wholly-owned subsidiary, Vanguard Synfuels, L.L.C. (“Vanguard”), is party to a credit agreement with First South Farm Credit, ACA (“First South”). On June 27, 2007, Vanguard entered into an amended and restated loan agreement with First South, replacing a binding letter of approval with First South relating to certain amendments to the original credit agreement that were approved in April 2007. The Company has provided a guarantee of Vanguard’s performance of its obligations under the loan agreement in favor of First South. The amendments include a 2-year renewal of the $2,000,000 line of credit so that the outstanding principal balance is due July 1, 2009, and require Vanguard to achieve and maintain certain financial and non-financial covenants based on its working capital and net assets position, including maintaining an excess of total assets over total liabilities of not less than $1,500,000 by December 31, 2006, and achieving a minimum working capital of $500,000 and the maintenance of a cash flow coverage ratio of at least 1.25 to 1.00 by December 31, 2007. The amount outstanding under the First South line of credit at June 30, 2007 was $1,667,379 and has been classified as long-term debt in the accompanying consolidated financial statements.

The First South term loan provides for borrowings of up to $1,500,000 which is secured by substantially all of the assets of Vanguard. Commencing January 1, 2007, Vanguard is required to make 10 annual principal payments of $150,000 each. The amount outstanding under the term loan at June 30, 2007 was $1,350,000.

On June 28, 2007, the Company borrowed $640,000 from The Bel Fixed Income Portfolio pursuant to a promissory note. The note bears interest at a fixed rate of 12% per annum with principal and accrued interest due on or before December 28, 2007. The proceeds of the loan were loaned to Talen’s. The promissory note is secured by the Talen’s Loan Documents. See Note 3.

7.	Preferred Stock

Registration Rights Agreement

In connection with the issuance of the Series A convertible preferred stock on September 20, 2006, the Company was required to file a registration statement on Form SB-2 or Form S-3 with the Securities and Exchange Commission in order to register the resale of the Common Stock underlying the Series A preferred stock under the Securities Act. The Company filed that registration statement on December 13, 2006 and was required under the registration rights agreement to have that registration statement declared effective by the Securities and Exchange Commission (“SEC”) by April 12, 2007. The Company was required to pay the holders of the Series A convertible preferred stock an amount equal to $6,250 for each day subsequent to April 13, 2007 that the registration statement was not effective; provided, however, that the obligation of the Company to pay such penalties ceased on the earlier of September 20, 2008 or when the registration statement was declared effective, regardless of the number of shares included in the registration statement at that time. The registration statement was declared effective on June 13, 2007. Through June 30, 2007, the Company accrued $381,250 in registration rights penalties. The Company intends to satisfy this obligation through the payment of cash, stock or a combination thereof.

During the six months ended June 30, 2007, 1,230,490 (including 69,242 shares issued for payment of accrued dividends) and 11,970 shares of Series A and Series B convertible preferred stock, respectively were converted into 1,621,747 and 1,197,000 shares of common stock, respectively.

8.	Common Stock

On June 13, 2007, the Company issued 91,280 shares of common stock in satisfaction of $69,242 of accrued dividends on shares of Series A convertible preferred stock. Since the value of the shares issued (based on the closing stock price on the date of issuance) was greater than the amount due if such dividends were paid in cash, the Company recorded additional non-cash dividends of $446,263 during the three months ended June 30, 2007.

Exercise of Common Stock Warrants

On January 25, 2007, Ocean Park Advisors, LLC elected to exercise certain of its warrants to purchase 4,827,921 shares of the Company’s common stock via a cashless exercise, which resulted in the issuance of 3,765,097 common shares to Ocean Park Advisors.

Stock Options

On March 14, 2007, the Company amended the expiration date of certain stock options granted on August 11, 2006 to purchase 361,243 common shares from March 15, 2007 to December 31, 2007. The Company accounted for this amendment in accordance with FAS 123(R) and recorded a charge of $41,618 to the statement of operations for the modification during the six months ended June 30, 2007.

On March 14, 2007, the Company entered into a services agreement with PV Asset Management, LLC, a company controlled by Paul Galleberg, a member of the Board of Directors. Pursuant to the terms of that agreement, which was effective as of February 5, 2007, Mr. Galleberg performs management and consulting services for the Company. The term of the agreement extends through August 3, 2007. Mr. Galleberg is entitled to stock option grants on each of April 5, 2007, June 5, 2007, and August 5, 2007 of 91,666 shares of common stock, provided that no such options will be granted until the eleventh day after the effectiveness of a registration statement filed by the Company under the Securities Act of 1933 after February 5, 2007. The options are fully vested on the respective date of grant, have a term of five years, and an exercise price equal to the fair market value of our common stock on the grant date. During the six months ended June 30, 2007, the Company granted 183,332 stock options under this agreement.

During the three and six months ended June 30, 2007, the Company recorded stock compensation expense totaling $1,132,998 and $2,164,006, respectively.

8

9.	Supplemental Non-Cash Investing and Financing Activities

During the six months ended June 30, 2007, the Company converted $69,242 of accrued dividends on its Series A convertible preferred stock into 91,280 shares of common stock.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This quarterly report on Form 10-QSB of Allegro Biodiesel Corporation for the three months ended June 30, 2007 contains forward-looking statements, principally in this Section. Generally, you can identify these statements because they use words like “anticipates,” “believes,” “expects,” “future,” “intends,” “plans,” and similar terms. These statements reflect only our current expectations. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy and actual results may differ materially from those we anticipated due to a number of uncertainties, many of which are unforeseen, including, among others, the risks we face as described in this filing. You should not place undue reliance on these forward-looking statements which apply only as of the date of this annual report. These forward-looking statements are within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbors created thereby. To the extent that such statements are not recitations of historical fact, such statements constitute forward-looking statements that, by definition, involve risks and uncertainties. In any forward-looking statement where we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation of belief will be accomplished.

We believe it is important to communicate our expectations to our investors. There may be events in the future, however, that we are unable to predict accurately or over which we have no control. The risk factors listed in this filing, as well as those listed in our registration statement on Form SB-2, file number 333-139299, filed with the Securities and Exchange Commission, and any cautionary language in this annual report, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Factors that could cause actual results or events to differ materially from those anticipated, include, but are not limited to: our ability to successfully develop new products; the ability to obtain financing for product development; changes in product strategies; general economic, financial and business conditions; changes in and compliance with governmental healthcare and other regulations; changes in tax laws; and the availability of key management and other personnel.

This discussion should be read in conjunction with our unaudited consolidated condensed financial statements and the notes thereto included in this Quarterly Report, our audited consolidated financial statements and notes thereto and Management’s Discussion and Analysis or Plan of Operation contained in our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2006.

Our Business

We are a producer of biodiesel fuel, and own and operate a biodiesel production facility at a 320-acre site in Pollock, Louisiana (the “Pollock Facility”). The Pollock Facility has a current estimated production capacity of 12 million gallons of biodiesel per year. The Pollock Facility uses renewable agricultural-based feedstock to produce biodiesel. We are the first, and currently only, operational producer of biodiesel in Louisiana.

Our primary source of revenue is the sale of biodiesel, both in blended and unblended forms with petroleum-based diesel fuel. We produce biodiesel that meets or exceeds the ASTM D6751 specification, and sell fuel to wholesalers and local retail users who purchase pure biodiesel (known as B100) or blended diesel fuel, such as B20 (which is a blend of 20 percent biodiesel, and 80 percent petrodiesel).

Trends and Factors Affecting Our Business

Our sales are dependent on the volume and price of the biodiesel fuel we sell. The selling prices we realize for our biodiesel are closely linked to market prices of petroleum-based diesel fuel, the supply and demand for biodiesel, as well as the tax incentives offered by federal and state governments for the production and blending of alternative fuels. The wholesale price of petroleum diesel historically has been highly volatile in both the short and long-term. For example, during 2006, wholesale petroleum-based diesel prices in the Gulf Coast have ranged from a low of approximately $1.65 to a high of approximately $2.45. During the first half of 2007, the average price per gallon in the Gulf Coast region of the United States ranged between $1.72 and $2.12, respectively. The changes in diesel prices since the summer of 2006 has led to a similar changes in the price of biodiesel over that period, which in turn affected our sales.

Our gross margin is driven by the cost of feedstock (primarily soybean oil) and other chemical inputs used in our production of biodiesel fuel. Soybean oil is the primary input used and is our single largest expense. We purchase feedstock and other inputs both on the spot market and pursuant to fixed, short-term supply agreements. The price for refined soybean oil has been steadily increasing since the beginning of 2006, and increased to approximately $2.85 per gallon as of June 2007, as compared to approximately $1.90 per gallon at the beginning of 2006. This increase in soybean oil prices has had a significant, negative effect on our profit margins. In addition, we have experienced price fluctuations in other inputs such as sodium methylate and methanol.

9

Strategy

In addition to the production of biodiesel fuel, we are actively pursuing a strategy of vertical integration - to expand into the marketing and distribution of diesel fuels, as well as the production of feedstock inputs to the biodiesel process. We believe that our vertical integration strategy will help us diversify our revenue streams and manage our commodity price exposure, expand our customer base and product margins, and increase our scale for additional operating efficiencies.

In furtherance of our vertical integration strategy, in June 2007 we entered into an agreement to acquire Talen’s Marine & Fuel, Inc. (“Talen’s”). This acquisition is expected to close during the third quarter of 2007, subject to certain closing conditions. Talen’s is a midstream fuel supplier with six docks, and a seventh in development, strategically located along the Gulf Intracoastal Waterway and the Gulf Coast. Talen’s sold approximately 110 million gallons of diesel fuel in 2006, and has recently begun to deliver biodiesel to its customers. Over the past 37 years, Talen’s has established a strong reputation of superior customer service. Its dock facilities provide fuel, lubricants and services to marine and offshore vessels throughout southern Louisiana and parts of Texas. In addition, Talen’s owns a fleet of boats, barges and trucks capable of delivering fuel and lubricants to Louisiana, Mississippi, Texas, and Alabama.

With respect to our biodiesel production, we are currently pursuing measures to decrease the cost of feedstock and improve our operating efficiency. During the second quarter of 2007, we installed a methanol distillation system in order to reduce our methanol usage needs in the production of biodiesel. In April 2007, we began to introduce crude soybean oil feedstock into our biodiesel production process, which to-date has used more expensive refined soybean oil as the primary feedstock. In June 2007, we began exploring the use of pretreated animal tallow as an additional low-cost feedstock. We are currently pursuing proposals on additional equipment systems that will allow a higher proportionate usage of crude feedstocks, with the purpose of enabling greater cost savings thereby. In addition, we are pursuing other lower-cost modes of transport (such as freight by river barge, instead of rail or truck) for inbound supplies as well as outbound finished product. Lastly, we also plan to increase our production and sales of biodiesel to utilize the capacity of the Pollock Facility. In the future, we may increase our annual current production capacity from 12 million gallons to 20 million gallons, but any such increase is subject to our obtaining additional financing and market conditions.

Critical Accounting Policies

Estimates

Our discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty. We review our estimates on an on-going basis, including those related to sales allowances, the allowance for doubtful accounts, inventories and related reserves, long-lived assets, income taxes, litigation and stock-based compensation. We base our estimates on our historical experience, knowledge of current conditions and our beliefs of what could occur in the future considering available information. Actual results may differ from these estimates, and material effects on our operating results and financial position may result.

We believe the following critical accounting policies involve our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Revenue Recognition

We generate our revenues from the sale of biodiesel fuel and recognize revenue when the following fundamental criteria are met:

•	persuasive evidence that an arrangement exists;

•	the products and services have been delivered;

•	selling prices are fixed and determinable and not subject to refund or adjustment; and

•	collection of amounts due is reasonably assured.

Delivery occurs when goods are shipped and title and risk of loss transfer to the customer, in accordance with the terms specified in the arrangement with the customer. Revenue recognition is deferred in all instances where the earnings process is incomplete. We provide for sales returns and allowances in the same period as the related revenues are recognized. We base these estimates on our historical experience or the specific identification of an event necessitating a reserve. To the extent actual sales returns differ from our estimates; our future results of operations may be affected. Should changes in conditions cause management to determine that these criteria are not met for certain future transactions, revenue recognized for any reporting period could be adversely affected.

We record revenues from the sale of unblended biodiesel fuel based on market prices we are able to charge. For buyers of unblended fuel who are certified blenders registered with the IRS, they can pursue amounts available under federal incentive programs (currently $1.00 per gallon) related to the blending of biodiesel fuel with petroleum diesel.

We also sell blended biodiesel fuel to buyers not certified as blenders with the IRS. Sales of blended fuel to such customers are also based on market prices. Upon the sale of blended biodiesel fuel, we (not the buyer) may be eligible to collect certain amounts under federal incentive programs (currently $1.00 per gallon). When all requirements of the applicable incentive program have been met, generally occurring at the time of sale of blended fuel, we record a reduction to cost of sales for the amount of credits we are to receive.

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Accounting for Non-Employee Stock-Based Compensation

We measure compensation expense for its non-employee stock-based compensation under the Financial Accounting Standards Board (FASB) Emerging Issues Task Force (EITF) Issue No. 96-18, “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services”. The fair value of the option issued or expected to be issued is used to measure the transaction, as this is more reliable than the fair value of the services received. The fair value is measured at the value of our common stock on the date that the commitment for performance by the counterparty has been reached or as the services are performed. In the case of the issuance of stock options, we determine the fair value using the Black-Scholes option pricing model. The fair value of the equity instrument is charged directly to operations and credited to additional paid-in capital.

Equity Instruments Issued with Registration Rights Agreement

We account for these penalties as contingent liabilities, applying the accounting guidance of SFAS No. 5, “Accounting for Contingencies”. This accounting is consistent with views established by the Emerging Issues Task Force (EITF) in its consensus set forth in EITF 05-04 (view C) and FASB Staff Positions FSP EITF 00-19-2 “Accounting for Registration Payment Arrangements”, which was issued December 21, 2006. Accordingly, we recognize the damages when it becomes probable that they will be incurred and amounts are reasonably estimable. As of June 30, 2007, the Company accrued $381,250 for estimated penalties associated with the non-registration of the underlying shares.

Results of Operation

Immediately prior to our acquisition of Vanguard Synfuels, LLC on September 20, 2006 (the “Vanguard Acquisition”), we were considered a “shell company” (as defined by the Securities and Exchange Commission) with our business activities primarily focused on raising additional financing and the pursuit of a strategic transaction. We were previously involved with the development, production and distribution of medical devices since our inception; all such operations were discontinued during 2005, and we did not resume operations until the completion of the Vanguard Acquisition in September 2006. As a result, we believe that a comparison of our financial results for the three month and six month periods ended June 30, 2007, to the three and six month period ended June 30, 2006, is not meaningful.

Three Months Ended June 30, 2007 Compared to the Three Months Ended June 30, 2006

Sales

For the second quarter of 2007 compared to the comparable period in 2006, our sales increased from $0 to $3,871,643. The increase resulted from the inclusion of sales from Vanguard, which was acquired subsequent to the second quarter of 2006.

Gross Profit (Loss)

For the second quarter of 2007 our gross loss was $28,604, as compared to $0 for the same period during 2006. Our gross loss as a percentage of sales, or gross margin, was (1)% in the second quarter of 2007. We did not have sales during the second quarter of 2006.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $2,425,162 for the second quarter of 2007 compared to $157,493 for the same period in 2006. The increase in these expenses resulted from the inclusion of the operating expenses of Vanguard, stock-based compensation, professional fees and depreciation expense.  Included in selling, general and administrative expenses in the second quarter of 2007 is $1,132,998 of non-cash stock based compensation expense and $85,323 of depreciation expense.

Amortization of Intangible Assets

For the second quarter of 2007 our amortization of intangible assets was $226,350, compared to $0 for the same period in 2006. The increase during the second quarter of 2007 resulted from the Vanguard Acquisition.

Interest Expense

Interest expense for the second quarter of 2007 relates to principal amounts outstanding under our credit agreement with First South Farm Credit, ACA. During the second quarter of 2006, we had $750,000 of outstanding principal balances under convertible promissory notes which were subsequently cancelled and converted into common stock in connection with the Vanguard Acquisition.

For the second quarter of 2007 we incurred interest expense of $54,642 compared to $82,311 for the same period in 2006. Interest expense for the second quarter of 2006 included $63,818 of non-cash accretion for the $750,000 convertible notes described above.

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Interest Income

Interest income for the second quarter of 2007 was $12,661 compared to $718 for the same period in 2006. The increase resulted from higher average cash balances during the second quarter of 2007.

Registration Rights Penalties

Penalties payable under our Series A convertible preferred stock registration rights agreement was $143,750 during the second quarter of 2007 as compared to $0 for the same period in 2006. See Note 7 to the Notes to Consolidated Financial Statements.

Other Income

Other income was $0 during the second quarter of 2007 compared to $3,917 during the same quarter of 2006.

Preferred Stock Dividends

During the second quarter of 2007, dividends relating to our Series A convertible preferred stock totaled $1,049,993, compared to $0 for the comparable period in 2006. The Series A convertible preferred stock was issued during the third quarter of 2006. During the second quarter of 2007, we issued 91,280 shares of common stock to satisfy $69,242 of accrued dividends. Since the value of the shares issued based on the closing stock price on the date of issuance) was greater than the amount due if such dividends were paid in cash, we recorded additional non-cash dividends of $446,263.

Results of Operation for the Six Months Ended June 30, 2007 Compared to the Six Months Ended June 30, 2006

Sales

For the first half of 2007 compared to the comparable period in 2006, our sales increased from $0 to $5,714,817. The increase resulted from the inclusion of sales from Vanguard, which was acquired subsequent to the second quarter of 2006.

Gross Profit (Loss)

For the first half of 2007 our gross loss was $270,411, as compared to $0 for the same period during 2006. Our gross loss as a percentage of sales, or gross margin, was (5)% for the first half of 2007. We did not have sales during the first half of 2006.

Selling, General and Administrative Expenses

Selling, general and administrative expenses were $4,500,675 for the first half of 2007, compared to $198,380 for the same period in 2006. The increase in these expenses resulted from the inclusion of the operating expenses of Vanguard, stock-based compensation, professional fees, amortization of intangible assets and depreciation expense.  Included in selling, general and administrative expenses in the first half of 2007 is $2,164,006 of non-cash stock based compensation expense and $164,559 of depreciation expense.

Amortization of Intangible Assets

During the first half of 2007 our amortization of intangible assets was $452,700, compared to $0 for the same period in 2006. The increase during the first half of 2007 resulted from the Vanguard Acquisition.

Interest Expense

Interest expense for the first half of 2007 relates to principal amounts outstanding under our credit agreement with First South Farm Credit, ACA. During the first half of 2006, we had $750,000 of outstanding principal balances under convertible promissory notes which were subsequently cancelled and converted into common stock in connection with the Vanguard Acquisition.

For the first half of 2007 we incurred interest expense of $141,256 compared to $164,417 for the same period in 2006. Interest expense for the first half of 2006 included $127,636 of non-cash accretion for the $750,000 convertible notes described above.

Interest Income

Interest income for the first half of 2007 was $51,497 compared to $1,737 for the same period in 2006. The increase resulted from higher average cash balances during the 2007 period.

Registration Rights Penalties

Penalties payable under our Series A convertible preferred stock registration rights agreement were $381,250 during the first half of 2007 as compared to $0 for the same period in 2006. See Note 7 to the Notes to Consolidated Financial Statements.

Other Income

Other income for the first half of 2007 was $0 compared to $14,984 during the period quarter of 2006.

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Preferred Stock Dividends

During the first half of 2007, dividends totaled $1,619,993, compared to $0 for the comparable period in 2006. During the second quarter of 2007, we issued 91,280 shares of common stock in satisfaction of $69,242 of accrued dividends which resulted in the recording of additional non-cash dividends of $446,263.

Liquidity and Capital Resources

Our principal sources of liquidity consist of cash and cash equivalents, cash generated from product sales, the issuance of equity securities, and amounts available for borrowing under our credit agreement with First South Farm Credit, ACA (“First South”). In addition to funding operations, our principal short-term and long-term liquidity needs have been, and are expected to be, the debt service requirements of our line of credit and notes payable, capital expenditures and general corporate purposes. In addition, as our production operations continue to expand, we will require significant purchases of soybean oil and other inputs necessary for biodiesel production. At June 30, 2007, our cash and cash equivalents totaled $1,306,036, and we had working capital of $48,825. Included as a reduction to our working capital is $1,737,822 of accrued dividends which we may pay, at our option, in shares of Series A convertible preferred stock or in cash.

At June 30, 2007, we had $3,017,379 in bank debt outstanding under our credit agreement with First South. The credit agreement provides for borrowings of up to $3,500,000, which includes a line of credit and a term loan. The amount outstanding under the note payable and line of credit is $1,350,000 and $1,667,379, respectively. As of June 30, 2007, we were in compliance with all applicable covenants under the agreement. See also Note 6 to the Notes to Consolidated Financial Statements.

On June 28, 2007, we borrowed $640,000 from The Bel Fixed Income Portfolio (“Bel”) which we in turn loaned to Talen’s. The note due to Bel bears interest at a fixed rate of 12% per annum, with principal and accrued interest due on or before December 28, 2007. See Notes 3 and 6 to the Notes to Consolidated Financial Statements.

On June 22, 2007, we entered into a definitive agreement to acquire Talen’s. We expect to pay approximately $22,900,000 in cash and assume approximately $19,100,000 in third-party debt at the closing of the acquisition. The final purchase price is subject to adjustment for changes in working capital and debt. In order to fund the purchase of Talen’s, we plan to seek additional debt and/or equity financing. The Talen’s acquisition is expected to close during the third quarter of 2007, subject to certain closing conditions, including obtaining no less than $30.0 million of debt and/or equity financing for the acquisition.

On July 9, 2007, the Governor of the State of Louisiana signed into law a change in the requirements for a tax surety bond from us against our collection of motor fuels sales taxes. The change reduced the required amount of the bond from $2,000,000 to $50,000. Such bond has been posted by us, and as of the date of this report, no further action is presently required.

We believe that our existing sources of liquidity, along with cash expected to be generated from product sales, will be sufficient to fund our operations, anticipated capital expenditures, working capital and other financing requirements through the first quarter of fiscal 2008. We may need to seek to obtain additional debt and/or equity financing prior to the first quarter of 2008 if we experience downturns or cyclical fluctuations in our business that are unforeseen, more severe or longer than anticipated, if we fail to achieve anticipated revenue targets, if we experience significant increases in the cost of inputs we use to produce biodiesel fuel, declines in the selling prices of biodiesel or increases in our expense levels, or if we engage in additional strategic transactions. However, we cannot assure you that such financing will be available to us on favorable terms, or at all. As discussed above, we must obtain debt and/or equity financing to consummate the Talen’s acquisition, and such financing is a condition to closing.

Operating Activities

Cash used in operating activities was $3,665,537 for the six months of fiscal 2007, compared to cash used of $596,352 for the same period in fiscal 2006. Operating cash flows for the six months of fiscal 2007 reflect our net loss of $5,694,795, offset by working capital requirements of $831,243 and non-cash expenses (depreciation, amortization of intangible assets and stock-based compensation) of $2,860,501. The increase in working capital requirements is primarily related to an increase in accounts receivable resulting from higher sales levels.

Operating cash flows for the first six months of fiscal 2006 reflect operating losses of $346,076 and a significant reduction of past-due accounts payable, partially offset by non-cash interest expense.

Investing Activities

Cash used in investing activities was $456,718 for the first six months of fiscal 2007, primarily due to equipment purchases to upgrade our plant. We used no cash in investing activities in the comparable period of fiscal 2006 because we had no operations during such period.

Financing Activities

Cash used in financing activities was $150,000 for the first six months of fiscal 2007, compared to cash provided of $300,000 for the comparable period of fiscal 2006. During the first six months of fiscal 2007, we received proceeds of $640,000 from the loan from Bel discussed above which we in turn loaned to Talen’s. We also made a scheduled principal payment of $150,000 under our term loan with First South. During fiscal 2006, we issued $300,000 of convertible promissory notes which were subsequently converted into common stock in connection with the Vanguard Acquisition.

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Off Balance Sheet Arrangements

We have no off-balance sheet arrangements.

ITEM 3. CONTROLS AND PROCEDURES

(a) Evaluation of disclosure controls and procedures.

As of June 30, 2007, we carried out an evaluation, under the supervision and with the participation of management, including our Chief Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) under the Securities Exchange Act of 1934 (the “Exchange Act”)). Based upon that evaluation, the Chief Financial Officer concluded that our disclosure controls and procedures were effective as of June 30, 2007 to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms.

(b) Changes in internal controls over financial reporting.

There were no changes in our internal controls over financial reporting during the quarter ended June 30, 2007 that materially affected or are reasonably likely to materially affect our internal control over financial reporting.

PART II -- OTHER INFORMATION

Item 6. Exhibits

Exhibit No.
10.1	Form of Stock Option Agreement Pursuant to Amended and Restated 2006 Incentive Compensation Plan

31.1	Certification of the Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2	Certification of the Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1	Certification of the Chief Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

32.2	Certification of the Chief Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

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ALLEGRO BIODIESEL CORPORATION

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALLEGRO BIODIESEL CORPORATION

By:	/s/ Heng Chuk
Heng Chuk Chief Financial Officer (and Duly Authorized Officer)

Date: August 7, 2007

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Exhibit 10.1

NEITHER THIS SECURITY NOR THE SHARES OF STOCK ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. NEITHER THIS SECURITY NOR THE SHARES OF STOCK ISSUED UPON EXERCISE HEREOF MAY BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND EXEMPTION OR QUALIFICATION UNDER ANY APPLICABLE STATE SECURITIES LAWS AND, IF REQUESTED BY THE COMPANY, DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. ANY ATTEMPT TO TRANSFER, SELL, PLEDGE OR HYPOTHECATE THIS SECURITY OR SUCH SHARES IN VIOLATION OF THESE RESTRICTIONS SHALL BE VOID. THE TRANSFER OF THIS SECURITY AND THE SHARES OF STOCK ISSUABLE UPON EXERCISE HEREOF ARE ALSO RESTRICTED BY THIS AGREEMENT.

ALLEGRO BIODIESEL CORPORATION
STOCK OPTION AGREEMENT
PURSUANT TO AMENDED AND RESTATED 2006 INCENTIVE COMPENSATION PLAN

___________________ (the “Optionee”) is hereby granted an option (the “Option”) to purchase shares of the Common Stock of Allegro Biodiesel Corporation, a Delaware corporation (the “Company”) pursuant to this Stock Option Agreement (this “Agreement”) and the Company’s Amended and Restated 2006 Incentive Compensation Plan (as amended, the “Plan”), the provisions of which are incorporated herein by reference.

1. TERMS OF GRANT.

“Date of Option Grant” means the date set forth on Appendix 1.

“Option Shares” means the number of shares of the Common Stock, $0.01 per share, of the Company set forth on Appendix 1.

“Exercise Price” means the exercise price per share of Common Stock set forth on Appendix 1, which, if this Option is designated as an “Incentive Stock Option” in Appendix 1, price is at least equal to the Fair Market Value of the Common Stock of the Company on the Date of Option Grant.

“Option Expiration Date” means the fifth anniversary of the Date of Option Grant.

2. DEFINITIONS AND CONSTRUCTION.

2.1 Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Plan.

2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

3. TAX CONSEQUENCES.

If this Option is designated an “Incentive Stock Option” in Appendix 1, the Option is intended to constitute an “incentive stock option” as that term is used in Code Section 422. To the extent that the aggregate fair market value (determined at the time of grant) of Option Shares with respect to which incentive stock options are exercisable for the first time by the Participant during any calendar year under all plans of the Company and its subsidiaries exceeds $100,000, the options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as nonstatutory stock options. To the extent that the Option is exercised more than three months following Optionee’s termination of employment with the Company, or, in the event of Optionee’s death or Optionee’s termination of employment due to disability (within the meaning of Section 22(e)(3) of the Code), more than one year following Optionee’s termination of employment, this Option shall be treated as a nonstatutory stock option. It should be understood that there is no assurance that the Option will, in fact, be treated as an incentive stock option irrespective of any designation in Appendix 1. The Optionee should consult with the Optionee’s own tax advisor regarding the tax effects of this Option (and, if applicable, any requirements necessary to obtain favorable income tax treatment under Code Section 422, including, but not limited to, holding period requirements). If the Option is treated as an Incentive Stock Option in part and as a Nonstatutory Stock Option in part by reason of the limitation set forth in this Section 3, the Optionee may designate which portion of such Option the Optionee is exercising.

4. EXERCISE OF THE OPTION.

4.1 Vesting and Right to Exercise. Except as otherwise provided herein, and prior to the termination of the Option (as provided in Section 6), the Option shall vest with respect to one-third (1/3) of the Option Shares on each anniversary of the Date of Grant so that all of the Option Shares shall have vested on the third anniversary of the Date of Grant, in each case, subject to Optionee’s continued Service through the applicable vesting date. This Option shall be exercisable to the extent it is vested until the termination of the Option (as provided in Section 6).

4.2 Method of Exercise. Exercise of the Option shall be by written notice to the Company in the form of Exhibit A and Exhibit B hereto or in such other form(s) as may be required by the Company at the time of exercise. The written notice must be signed by the Optionee and must be delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the Chief Executive Officer of the Company, or other authorized representative of the Company, prior to the termination of the Option as set forth in Section 6, accompanied by full payment of the aggregate Exercise Price for the number of Option Shares being purchased. Subject to Section 4.4 and Section 4.6, the Option shall be deemed to be exercised upon receipt by the Company of such written notice and the aggregate Exercise Price.

4.3 Payment of Exercise Price.

(a) Forms of Consideration Authorized. Except as otherwise provided below, payment of the aggregate Exercise Price for the number of Option Shares for which the Option is being exercised shall be made (i) in cash, by check or cash equivalent, (ii) by tender to the Company of whole shares of Common Stock owned by the Optionee having a Fair Market Value not less than the aggregate Exercise Price (iii) by retention by the Company of that number of Option Shares (the “Retained Shares”) having an aggregate Fair Market Value on the date of exercise equal to the aggregate exercise price for all Option Shares for which the Option is being exercised, so that the Optionee receives the number of Option Shares for which the Option is exercised less the Retained Shares or (iv) by any combination of the foregoing. If the Retained Shares include a fractional share, the Retained Shares will be rounded up to the nearest whole share.

(b) Limitations on Forms of Consideration. Notwithstanding the foregoing, the Option may not be exercised by tender to the Company of shares of Common Stock or Option Shares to the extent such tender, or attestation to the ownership, of Common Stock would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock. The Option may not be exercised by tender to the Company of shares of Common Stock unless such shares either have been owned by the Optionee for more than six (6) months or were not acquired, directly or indirectly, from the Company.

4.4 Tax Withholding. At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll and any other amounts payable to the Optionee, and otherwise agrees to make adequate provision for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company, if any, which arise in connection with the Option, including, without limitation, obligations arising upon (i) the exercise, in whole or in part, of the Option, (ii) the transfer, in whole or in part, of any Option Shares acquired upon exercise of the Option, (iii) the operation of any law or regulation providing for the imputation of interest, or (iv) the lapsing of any restriction with respect to any shares acquired upon exercise of the Option. The Optionee is cautioned that the Option is not exercisable unless the tax withholding obligations of the Company are satisfied. Accordingly, the Optionee may not be able to exercise the Option when desired even though the Option is vested, and the Company shall have no obligation to issue a certificate for such shares.

4.5 Certificate Registration. The certificate for the Option Shares as to which the Option is exercised shall be registered in the name of the Optionee, or, if applicable, the Optionee’s heirs.

4.6 Restrictions on Grant of the Option and Issuance of Shares. The grant of the Option and the issuance of Option Shares upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The Option may not be exercised if the issuance of Option Shares upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. THE OPTIONEE IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE OPTIONEE MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

4.7 Fractional Shares. The Company shall not be required to issue fractional shares upon the exercise of the Option.

5. NONTRANSFERABILITY OF THE OPTION AND OPTION SHARES.

The Option may be exercised during the lifetime of the Optionee only by the Optionee or the Optionee’s guardian or legal representative and may not be assigned or transferred in any manner except by will or by the laws of descent and distribution. Following the death of the Optionee, the Option, to the extent provided in Section 7, may be exercised by the Optionee’s legal representative or by any person empowered to do so under the deceased Optionee’s will or under the then applicable laws of descent and distribution.

6. TERMINATION OF THE OPTION.

[Current provision: Except as provided in Section 7.2, the Option shall terminate and may no longer be exercised on the first to occur of (a) the Option Expiration Date, (b) the later to occur of (i) the last day of the calendar year in which a Change in Control occurs or (ii) 2½ months after the date of such Change in Control or (c) the termination of the Optionee’s Service for Cause as described in Section 7.]

[Proposed provision for Board members: Except as otherwise provided in Section 7.2, the Option shall terminate and may no longer be exercised upon the earlier of (a) the Option Expiration Date or (b) expiration of twelve (12) months following the date of the Optionee’s termination of membership on the Board for any reason, or such longer period as the Board may determine in its discretion on or after the Date of Option Grant.]

[Proposed provision for other service providers: Except as otherwise provided in Section 7.2, the Option shall terminate and may no longer be exercised upon the earlier of (a) the Option Expiration Date or (b) (i) in the event of a termination of Optionee’s Service due to Optionee’s disability or Optionee’s death, the expiration of twelve (12) months following the date of termination of Optionee’s Service, (ii) in the event of a termination of Optionee’s Service for Cause immediately upon such termination of Optionee’s Service or (iii) in the event of a termination of Optionee’s Service for any reason other than Optionee’s death, disability or Cause, the expiration of three (3) months following the date of termination of Optionee’s Service.]

7. EFFECT OF TERMINATION OF SERVICE.

7.1 Option Exercisability. If the Optionee’s employment with or service to the Company (“Service”) terminates for any reason other than for Cause, the Option shall continue to be exercisable pursuant to Section 4.1. If the Optionee’s Service is terminated for Cause, the Option shall terminate and cease to be exercisable immediately upon such termination of Service.

7.2 Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of the Option within the applicable time periods set forth in Section 7.1 is prevented by the provisions of Section 4.6, then to the extent permitted without penalty under Section 409A of the Code, the Option shall remain exercisable until thirty (30) days after the date the Optionee is notified by the Company that the Option is exercisable. The Company makes no representation as to the tax consequences of any such delayed exercise. The Optionee should consult with the Optionee’s own tax advisor as to the tax consequences of any such delayed exercise.

8. RIGHTS AS A STOCKHOLDER, EMPLOYEE OR CONSULTANT.

The Optionee shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of a certificate for the shares for which the Option has been exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued. Nothing in this Agreement shall confer upon the Optionee any right to continue in Optionee’s Service or interfere in any way with any right of the Company to terminate the Optionee’s Service at any time.

9. LEGENDS.

The Company may at any time place legends referencing this Agreement and any applicable federal, state or foreign securities law restrictions on all certificates representing Option Shares subject to the provisions of this Agreement. The Optionee shall, at the request of the Company, promptly present to the Company any and all certificates representing Option Shares acquired pursuant to the Option in the possession of the Optionee in order to carry out the provisions of this Section 9. Unless otherwise specified by the Company, legends placed on such certificates may include, but shall not be limited to, the following:

9.1 “THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR RULE 701 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

9.2 “THE TRANSFER, SALE, ASSIGNMENT, PLEDGE, MORTGAGE, HYPOTHECATION, ENCUMBRANCE, GIFT OR OTHER DISPOSITION OF SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY A STOCK OPTION AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY.”

10. REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE.

10.1 Optionee hereby confirms, that this Option is and the Option Shares will be acquired for investment for the Optionee’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Optionee has no present intention of selling, granting any participation in, or otherwise distributing such Option Shares. Optionee further represents that he does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to any Person, with respect to this Option or any of the Option Shares.

10.2 Optionee has had an opportunity to ask questions of and receive answers from the Company regarding business, management and financial affairs of the Company and the terms and conditions of the offering of this Option and the Option Shares.

10.3 Optionee understands that this Option and the Option Shares have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Optionee’s representations as expressed herein. Optionee understands that this Option is and the Option Shares are “restricted securities” under applicable federal and state securities laws and that, pursuant to these laws, the Optionee must hold this Option and the Option Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Optionee acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Option and the Option Shares, and on requirements relating to the Company that are outside of the Optionee’s control, and which the Company is under no obligation and may not be able to satisfy.

11. RESTRICTIONS ON TRANSFER OF SHARES.

No shares acquired upon exercise of the Option may be sold, exchanged, transferred (including, without limitation, any transfer to a nominee or agent of the Optionee), assigned, pledged, hypothecated or otherwise disposed of, including by operation of law, in any manner which violates any of the provisions of this Agreement, and any such attempted disposition shall be void. The Company shall not be required (a) to transfer on its books any shares which will have been transferred in violation of any of the provisions set forth in this Option Agreement or (b) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares will have been so transferred.

12. BINDING EFFECT.

Subject to the restrictions on transfer set forth herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

13. TERMINATION OR AMENDMENT.

The Board may terminate or amend the Plan or the Option at any time; provided, however, that no such termination or amendment may adversely affect the Option or any unexercised portion hereof without the consent of the Optionee unless such termination or amendment is necessary to comply with any applicable law or government regulation. No amendment or addition to this Agreement shall be effective unless in writing.

14. NOTICES.

Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Option Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the address set forth below or at such other address as such party may designate in writing from time to time to the other party.

15. INTEGRATED AGREEMENT.

This Agreement and the Plan constitute the entire understanding and agreement of the Optionee and the Company with respect to the subject matter contained herein and therein and there are no agreements, understandings, restrictions, representations, or warranties among the Optionee and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of this Agreement shall survive any exercise of the Option and shall remain in full force and effect.

16. APPLICABLE LAW.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, or if the Company is reincorporated in another state by merger or otherwise, the laws of such other state, and construed in accordance therewith without giving effect to principles of conflicts of law.

[Signature Page Follows]

By their signatures below, the parties hereto agree that the Option is governed by the terms and conditions of the Plan as in effect on the Date of Option Grant, which is attached hereto. The Optionee acknowledges receipt of a copy of the Plan, represents that he or she is familiar with the provisions contained therein, and hereby accepts the Option subject to all of the terms and conditions thereof.

OPTIONEE	ALLEGRO BIODIESEL CORPORATION

_________________________________________	By:_________________________________________ Name: W. Bruce Comer, III Title: Chief Executive Officer
Address:
Address: 6033 West Century Blvd., Suite 850 Los Angeles, CA 90045

Attachment:  Amended and Restated 2006 Incentive Compensation Plan

EXHIBIT A

OPTION EXERCISE NOTICE
Allegro Biodiesel Corporation
6033 West Century Blvd., Suite 850
Los Angeles, CA 90045
Attn: Secretary

Ladies and Gentlemen:

1. This agreement (this “Agreement”) constitutes notice that, as of the date this notice and payment of the exercise price is received by the Secretary of Allegro Biodiesel Corporation (the “Company”), the undersigned (the “Optionee”) is electing to exercise the stock option (the “Option”) granted under Company’s Amended and Restated 2006 Incentive Compensation Plan (as may be amended from time to time, the “Plan”) and the Stock Option Agreement dated ______________ (the “Option Agreement”) as identified below, and to purchase the number of shares (the “Shares”) for the price set forth below:

Grant Date of stock option:	_________________________

Number of shares as to which option is exercised:	_____________

Stock certificate to be issued in name of:	________________________________________

Total exercise price:	$____________

Cash payment delivered with this election:	$____________

Value of _____ shares of common stock delivered with this election:[1]	$____________

2. Representations of Optionee. Optionee acknowledges that Optionee has received, read and understood the Plan and the Option Agreement. Optionee agrees to abide by and be bound by their terms and conditions.

3. Rights as Stockholder. Until the stock certificate evidencing Shares purchased pursuant to the exercise of the Option is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to Shares subject to the Option, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 5.7 of the Plan.

4. Transfer Restrictions. Any transfer or sale of the Share is subject to restrictions on transfer imposed by any applicable state and federal securities laws. Any transfer or attempted transfer of any of the Shares not in accordance with the terms of this Agreement shall be void and the Company may enforce the terms of this Agreement by stop transfer instructions or similar actions by the Company and its agents or designees.
_________________
1 This alternative applies only if shares meet the public trading requirements. Shares must be valued in accordance with the terms of the option being exercised, must have been owned for the minimum period required in the option, and must be owned free and clear of any liens, claims, encumbrances or security interests. Certificates must be endorsed or accompanied by an executed assignment separate from the certificate.

5. Tax Consultation. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

6. Restrictive Legends and Stop-Transfer Orders.

a. Legends. Optionee understands and agrees that the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares together with any other legends that may be required by state or federal securities laws:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE SALE IS MADE IN ACCORDANCE WITH RULE 144 OR RULE 701 UNDER THE ACT, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.”

“THE TRANSFER, SALE, ASSIGNMENT, PLEDGE, MORTGAGE, HYPOTHECATION, ENCUMBRANCE, GIFT OR OTHER DISPOSITION OF SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY A STOCK OPTION AGREEMENT, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY.”

b. Stop-Transfer Notices. Optionee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

c. Refusal to Transfer. The Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

7. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

8. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or by the Company forthwith to the Company’s Board of Directors or committee thereof that is responsible for the administration of the Plan (the “Administrator”), which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Administrator shall be final and binding on the Company and on Optionee.

9. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware excluding that body of law pertaining to conflicts of law. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

10. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to the other party at its address as shown below beneath its signature, or to such other address as such party may designate in writing from time to time to the other party.

11. Further Instruments. The Optionee hereby agrees to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement including, without limitation, the Investment Representation Statement in the form attached to the Option Agreement as Exhibit B.

12. Delivery of Payment. The Optionee herewith delivers to the Company the full Exercise Price for the Shares, as well as any applicable withholding tax.

13. Entire Agreement. The Plan and Option Agreement are incorporated herein by reference. This Agreement, the Plan, the Option Agreement and the Investment Representation Statement constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof. Notwithstanding the foregoing, the Optionee agrees (i) to provide such additional documents as the Company may require in connection with the exercise of the Option, and (ii) to provide for the payment to the Company (in the manner determined by the Company) of amounts required to satisfy the Company’s withholding obligation, if any, relating to this option exercise.

Submitted by:	Accepted by: ALLEGRO BIODIESEL CORPORATION

_______________________________ Signature	By: _______________________________

_______________________________ Print Name	Its: _______________________________

Address: [ ] [ ]	Date Received: _____________________

EXHIBIT B

INVESTMENT REPRESENTATION STATEMENT
[This form is to be completed at the time option is exercised, unless stock is publicly traded at that time.]

Effective as of ___________________ [insert date of option exercise] (the “Effective Date”), the undersigned (“Optionee”) has elected to purchase __________ shares of the Common Stock, par value $0.01 per share (the “Shares”), of Allegro Biodiesel Corporation, a Delaware corporation (the “Company”) under and pursuant to the Company’s Amended and Restated 2006 Incentive Compensation Plan (the “Plan”) and the Stock Option Agreement dated ______________ [insert grant date of option] (the “Option Terms”). The Optionee hereby makes the following certifications, representations, warranties and agreements with respect to the purchase of the Shares:

The Optionee acknowledges that he or she is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. The Optionee represents and warrants to the Company that he or she is acquiring these Shares for investment for the Optionee’s own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

The Optionee further acknowledges that the Shares have not been registered under the Securities Act, are deemed to constitute “restricted securities” under Rule 701 and Rule 144 promulgated under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act and qualified under any applicable state securities laws or an exemption from such registration and qualification is available. The Optionee further acknowledges that the Company is under no obligation to register the Shares.

The Optionee further acknowledges that he or she is familiar with the provisions of Rule 701 and Rule 144, which Rules, in substance, permit limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions. The Optionee understands that if the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Optionee will not be able to resell the Shares under Rule 701 (i) until at least ninety (90) days after the Company became subject to such reporting requirements (or any longer stand-off period, as discussed below, may require) and (ii) unless such resale satisfies those provisions of Rule 144 that are specified in Rule 701(g)(3). Even if the Company is not subject to such reporting requirements, the Shares may be resold in certain limited circumstances subject to satisfaction of all of the applicable provisions of Rule 144. The Optionee further acknowledges that in the event all of the applicable requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with Regulation A, or some other registration exemption will be required in order to resell the Shares. The Optionee understands that no assurances can be given that any such registration will be made or any such exemption will be available in such event.

The Optionee further acknowledges and understands that all certificates representing any of the Shares shall have endorsed thereon appropriate legends reflecting the foregoing limitations, as well as any legends reflecting any other restrictions pursuant to the Company’s Articles of Incorporation, Bylaws, the Option Terms, the Plan and/or applicable securities laws.

The Optionee further agrees that, if so requested by the Company or any representative of the underwriters (the “Managing Underwriter”) in connection with any registration of the offering of any securities of the Company under the Securities Act, the Optionee shall not sell or otherwise transfer any Shares or other securities of the Company during the 180-day period (subject to extension as may be required to comply with Rule 2711 of the National Association of Securities Dealers, Inc. (or any successor rule thereto)), or such other period as may be requested in writing by the Managing Underwriter and agreed to in writing by the Company (the “Market Standoff Period”), following the effective date of a registration statement of the Company filed under the Securities Act. Such restriction shall apply only to the first registration statement of the Company to become effective under the Securities Act that includes securities to be sold on behalf of the Company to the public in an underwritten public offering under the Securities Act. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such Market Standoff Period.

The Optionee further acknowledge and agrees that the Company shall not be required (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the representations, warranties, agreements or other provisions contained in this Notice of Exercise or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

______________________________

APPENDIX 1

Type of Option:	☐ Incentive Stock Option	☐Nonstatutory Stock Option

“Date of Option Grant” means _____________________.

“Option Shares” means _____________________.

“Exercise Price” means _____________________.

Exhibit 31.1

Certification of Chief Financial Officer
pursuant to Section 302 of the
Sarbanes-Oxley Act of 2002

I, Heng Chuk, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of Allegro Biodiesel Corporation;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to me by others within those entities, particularly during the period in which this report is being prepared;

(b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. I have disclosed, based on my most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 7, 2007
/s/ Heng Chuk
Signature
Name: Heng Chuk
Title: Chief Financial Officer

Exhibit 31.2

Certification of Chief Executive Officer
pursuant to Section 302 of the
Sarbanes-Oxley Act of 2002

I, W. Bruce Comer III, certify that:

1. I have reviewed this quarterly report on Form 10-QSB of Allegro Biodiesel Corporation;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. I am responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to me by others within those entities, particularly during the period in which this report is being prepared;

(b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. I have disclosed, based on my most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: August 7, 2007
/s/ W. Bruce Comer III
Signature
Name: W. Bruce Comer III
Title: Chief Executive Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO
18 U.S.C. §1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Allegro Biodiesel Corporation (the “Company”) on Form 10-QSB for the quarter ended June 30, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, Heng Chuk, Chief Financial Officer of the Company, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Heng Chuk
Heng Chuk
Chief Financial Officer
August 7, 2007

A signed original of the written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

Exhibit 32.2

CERTIFICATION PURSUANT TO
18 U.S.C. §1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Allegro Biodiesel Corporation (the “Company”) on Form 10-QSB for the quarter ended June 30, 2007 as filed with the Securities and Exchange Commission on the date hereof (the “Report”), I, W. Bruce Comer III, Chief Executive Officer of the Company, certify, pursuant to 18 U.S.C. §1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1. The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ W. Bruce Comer III
W. Bruce Comer III
Chief Executive Officer
August 7, 2007

A signed original of the written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2007

ALLEGRO BIODIESEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21982 (Commission File Number)	20-5748331 (IRS Employer Identification No.)

6033 West Century Boulevard, Suite 1090, Los Angeles, California 90045
(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 670-2093

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of Allegro under any of the following provisions (see General Instruction A.2.below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Amended and Restated Loan Agreement with First South Farm Credit, ACA

On June 28, 2007, Vanguard Synfuels, LLC (“Vanguard”), a wholly owned subsidiary of Allegro Biodiesel Corporation (“Allegro”) entered into an Amended and Restated Loan Agreement (the “Amended Loan Agreement”) with First South Farm Credit, ACA (“FSFC”). The Amended Loan Agreement formally documents the amendments to Vanguard’s original loan agreement with FSFC which were approved on April 2, 2007, and disclosed in Allegro’s Annual Report on Form 10-K for the year ended December 31, 2006. Such amendments include: (i) the renewal of Vanguard’s $2.0 million revolving line of credit under the Amended Loan Agreement; (ii) the extension of the maturity date of such line of credit to July 1, 2009; (iii) changing the working capital financial covenant threshold from $750,000 to $500,000; (iv) changing the initial compliance date for the cash flow coverage rate financial covenant to December 31, 2008; (v) permitting Vanguard to make inter-company advances and distributions to Allegro; and (vi) the provision of a cure period of 15 days after written notice of events of default. The obligations of Vanguard under the Amended Loan Agreement have been guaranteed by Allegro pursuant to a continuing guaranty, which provides customary remedies to FSFC in the event Vanguard fails to repay its obligations under the Amended Loan Agreement.

Except as described above, the material terms of the Amended Loan Agreement are the same as the original loan agreement Vanguard entered into with FSFC.

Loan from The Bel Fixed Income Portfolio

On June 28, 2007, Allegro entered into a promissory note with The Bel Fixed Income Portfolio (“Bel”) pursuant to which Allegro borrowed $640,000 from Bel (the “Bel Loan”). The Bel Loan is due and payable on December 28, 2007, bears interest at a rate equal to 12.0% per annum, and is secured by the “Talen’s Loan Documents” (as described below). Payment of the Bel Loan may be accelerated by Bel in the event of certain defined events of default under the promissory note.

Loan to Talen’s Marine and Fuel, Inc.

On June 28, 2007, the proceeds of the Bel Loan were loaned (the “Talen’s Loan”) by Allegro to Talen’s Marine and Fuel, Inc. (“Talen’s”) pursuant to a loan agreement among Talen’s, Allegro, Talen Landing II, Inc. (“Talen II”), and C. Raymond Talen, and a promissory note executed by Talen’s in favor of Allegro. The Talen’s loan agreement and promissory note contain customary representations, warranties and covenants by Talen’s, Talen II and C. Raymond Talen, and customary remedies for Allegro in the event of defined defaults under such agreements.

The purpose of the Talen’s Loan was to provide Talen’s with additional short-term working capital pending the consummation of the transactions described in Allegro’s Current Report on Form 8-K dated June 22, 2007 (the “Talen’s Acquisition”). The Talen’s Loan is due and payable on the earlier of (i) September 24, 2007, or (ii) the closing of the Talen’s Acquisition; bears interest at a rate of 10.0% per annum; and is secured by a mortgage on certain real property owned by Talen II and a continuing guaranty executed by C. Raymond Talen in favor of Allegro. Such mortgage and guaranty contain customary representations, warranties and covenants in favor of Allegro, and customary remedies for Allegro in the event of the failure of Talen’s to repay the Talen’s Loan. (The Talen’s loan agreement and promissory note, the mortgage and the C. Raymond Talen guaranty are collectively referred to as the “Talen’s Loan Documents”).

The summaries of the above agreements are subject to and qualified in their entirety by reference to the relevant agreements, all of which are attached as Exhibits to this report.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure relating to the Bel Loan set forth under Item 1.01 above is incorporated herein by this reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

10.1 Amended and Restated Loan Agreement dated June 28, 2007, by and between Vanguard Synfuels, LLC and First South Farm Credit, ACA

10.2 Continuing Guaranty executed by Allegro Biodiesel Corporation in favor of First South Farm Credit, ACA

10.3 Promissory Note dated as of June 28, 2007, between Allegro Biodiesel Corporation and The Bel Fixed Income Portfolio

10.4 Loan Agreement dated June 26, 2007, among Talen’s Marine and Fuel, Inc., Allegro Biodiesel Corporation, C. Raymond Talen, and Talen Landing II, Inc.

10.5 Promissory Note dated June 26, 2007, executed by Talen’s Marine and Fuel, Inc. in favor of Allegro Biodiesel Corporation

10.6 Guaranty Agreement dated June 26, 2007, executed by C. Raymond Talen in favor of Allegro Biodiesel Corporation

10.7 Multiple Indebtedness Mortgage dated June 26, 2007, executed by Talen Landing II, Inc. in favor of Allegro Biodiesel Corporation

Pursuant to the requirements of the Securities Exchange Act of 1934, Allegro has duly caused this Report to be signed on its behalf by the undersigned hereunder duly authorized.

Date: July 2, 2007

ALLEGRO BIODIESEL CORPORATION

By:	/s/ Heng Chuk
Heng Chuk
Chief Financial Officer

AMENDED AND RESTATED LOAN AGREEMENT

BORROWER:	VANGUARD SYNFUELS, LLC	DATED EFFECTIVE: June 28, 2007
P. O. Box 399
	Pollock, LA 71467	TOTAL AMOUNT OF LOAN:

LENDER:	First South Farm Credit, ACA	$1,500,000 Term Loan (“Term Loan”)
	P. O. Box 13018	$2,000,000 Revolving Line of Credit (“LOC Loan”)
	Alexandria, LA 71315	Total $3,500,000

WHEREAS, Vanguard Synfuels, LLC (“Vanguard”) entered into a loan agreement with First South Farm Credit, ACA (“Lender”) dated January 12, 2006 (the “Original Agreement”);

WHEREAS, pursuant to a First Amendment to Loan Agreement executed by Vanguard on September 20, 2006, and by First South on September 29, 2006 (“First Amendment”), First South and Vanguard modified the Original Agreement, including among other things releasing six individual guarantors and accepting a guarantee of Diametrics Medical, Inc. (“DMED”) as a guarantor, and revising and amending certain other provisions of the Original Agreement, all as set forth in the First Amendment;

WHEREAS, DMED has merged into Biodiesel Development Corporation, which has now changed its name to Allegro Biodiesel Corporation (“Allegro”);

WHEREAS, Vanguard is a 100% subsidiary of Allegro and WHEREAS, Vanguard has requested certain modifications to the Original Agreement, as modified by the First Amendment, and Lender has agreed to certain amendments and/or modifications, subject to the terms and conditions set forth herein;

NOW, THEREFORE, it is hereby agreed as follows:

The Original Agreement, as modified, by the First Amendment, is hereby completely amended and restated to read in its entirety as follows:

This Amended and Restated Loan Agreement (the “Restated Loan Agreement” or “Loan Agreement”) is entered into between Borrower and Lender in compliance with the regulations of the Farm Credit Administration applicable to Lender. Lender extends credit to Borrower up to the Total Amount of Loan on the terms and conditions set forth in this Loan Agreement and in accordance with the general lending policies of the Board of Directors of Lender.

I. TOTAL AMOUNT OF LOAN

Vanguard (“Borrower”) has requested the loans from Lender as specified above (the “Loan”) and, subject to the terms and conditions contained herein, Lender has approved an extension of credit to Borrower up to the total amount listed above. Borrower agrees to pay to Lender, in addition to the amounts specified in the Loan Documents hereinafter defined, all costs and expenses of Lender incurred in connection with the making of the Loan. The costs and expenses to be paid by Borrower include all attorneys’ fees and other legal fees (including the cost of paralegals) in connection with the credit review, closing, documentation and subsequent servicing and enforcement of the Loan, all recording fees, survey (if required), examinations of title, title insurance (if required), legal advice to Lender regarding Lender’s rights and responsibilities under any of the Loan Documents, and all costs, fees and expenses related to the protection, maintenance and preservation of any collateral or lien position and the enforcement of the Borrower’s obligations. Borrower further agrees to pay at closing the loan service fee to be specified by Lender.

II. LOAN DOCUMENTATION

Borrower has previously executed two promissory notes in connection with the Original Agreement and agrees to execute a new promissory note for the LOC Loan (the “LOC Note”), which LOC Note replaces the previous Revolving Variable Rate Note executed with respect to the LOC Loan under the original agreement, setting forth the repayment terms, interest, prepayment and other provisions, and Borrower has executed all documents necessary to secure the loan, including a multiple indebtedness mortgage, assignment of leases and rents, security agreement, financing statement and other collateral documents sufficient to create and perfect in favor of Lender the lien purported to be created by the Loan Documents and any other documents Lender may reasonably require, in a form satisfactory to Lender. All instruments and documents, including the Loan/Membership Application, signed or to be signed by Borrower and by any guarantor which are related to the Loan are referred to as the “Loan Documents.” No loan or advance shall be made when the aggregate of loans and commitments outstanding and attributed to Borrower exceeds the lending limit then applicable to Lender for any one borrower. Borrower agrees to execute all Loan Documents as completed by Lender in order to obtain the Loan; however, Borrower reserves the right to reject any Loan Document and to terminate its obligations prior to the earlier of disbursement of any Loan funds or closing. In the event Borrower elects to terminate its obligations and not close in accordance with this Loan Agreement, for any reason, Borrower nevertheless shall remain liable for fees and expenses incurred by Lender which are reimbursable by Borrower under paragraph I above. No funds shall be disbursed to Borrower until all Loan Documents are signed and, with regard to those documents which shall be filed for record, until such documents are filed for record; Lender has reasonable assurance that its lien position is as represented, and Borrower is in strict compliance with the terms and conditions of this Loan Agreement and the Loan Documents. Borrower and Allegro will furnish new consents/resolutions expressly authorizing the transaction and documents contemplated herein, all in form and substance approved by Lender. All new Loan Documents must be executed at the time of execution of this Restated Loan Agreement, and the original executed guaranty, note, and consents/resolutions, along with the original of this Restated Loan Agreement shall be delivered to Lender within two (2) business days thereafter.

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III. REPRESENTATIONS AND COVENANTS

At the time of execution of the Original Agreement, and at the time of execution of this Restated Loan Agreement, and continuing for so long as any indebtedness of Borrower to Lender is outstanding, Borrower covenants, warrants and represents as of the applicable dates of said agreements that:

A. The execution, delivery and performance by Borrower of this Loan Agreement, the Loan Documents and the borrowings evidenced by the term loan note and the original and the new revolving line of credit note (singularly “Note,” collectively “Notes”), are within Borrower’s power and Borrower has been authorized by all necessary parties and has taken all requisite action for due authorization, execution, delivery and performance. The Loan Documents are fully enforceable against Borrower in accordance with their respective terms.

B. Borrower is either an individual or a valid legal entity with legal capacity to execute, deliver and perform this Loan Agreement, the Loan Documents and the borrowings evidenced by the Note. Borrower will maintain its legal existence, in good standing, until the loan is paid in full.

C. Borrower has received all requisite governmental authority that is necessary or required with respect to this Loan Agreement, the granting of liens on the collateral as specified in the Loan Documents and the operation of the business or businesses of Borrower and Borrower’s agricultural enterprise.

D. Borrower is in full compliance in all material respects with all environmental laws and regulations. Borrower agrees not to use any loan proceeds for a purpose that will contribute to erosion of highly erodible land or to the conversion of wetlands to produce an agricultural commodity, as further explained in 7 CFR Part 1940, Subpart G, Exhibit M, and will further comply in all respects with all applicable laws (whether statutory, common or otherwise), rules, regulations, orders, permits, licenses, ordinances, judgments and decrees of all governmental authorities (whether federal, state, local or otherwise), including, without limitation, all laws regarding public health or welfare, environmental protection, water and air pollution, composition of product, underground storage tanks, toxic substances, hazardous wastes, hazardous substances, hazardous materials, waste or used oil, asbestos, occupational health and safety, nuisances and trespass. Borrower indemnifies and agrees to hold Lender harmless from and against any claim, loss, cause of action or other expense (including attorneys’ and paralegals’ fees and other cost of defense) in any manner related to or arising from a breach of any portion of this Loan Agreement by Borrower, including the covenants and representations contained herein.

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E. Borrower certifies that Borrower has relied on its own knowledge and expertise as to all farming and other business operation decisions and has not relied on any advice or recommendation of Lender or any of its employees.

F. Borrower may not assign this Loan Agreement or transfer any of its rights hereunder. Borrower acknowledges that any attempted transfer or assignment will be void and that no third party may rely on this Loan Agreement for any purpose. Lender may, however, subject to regulations applicable to Lender, sell, assign or grant participations in this Loan.

G. Borrower is not in default under any document, instrument or commitment to which Borrower is a party or to which the Borrower or any of his property is subject. Further, Borrower is not in default under any loan with Lender.

H. There is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency, public board, or body pending or, to the knowledge of the Borrower, threatened against the Borrower or any principal, owner or partner of Borrower or guarantor of the Loan which (a) affects or seeks to prohibit, restrain or enjoin Borrower’s ownership of any property, or the due execution, delivery or performance of the Loan Documents, or the operation of any farming or agribusiness activity of the Borrower; (b) affects or questions the validity or enforceability of this Loan Agreement or any of the Loan Documents; or (c) affects or questions the power or authority of the Borrower or any guarantor to perform its obligations under this Loan Agreement and the Loan Documents.

I. All representations, certificates, financial statements, documents, instruments and other matters submitted to the Lender are accurate and correct as of the date reflected therein and shall continue to be accurate and correct without material adverse change, alteration or circumstance during the term of this Loan.

The representations, warranties and covenants contained in this article shall survive the termination and payment of the Loan.

IV. EVENTS OF DEFAULT

The following shall constitute “Events of Default”:

A. Borrower shall fail to timely make all payments due to Lender, or Borrower shall fail to constantly maintain all insurance, as provided in the Loan Documents, and provide evidence of such to Lender.

B. Except as to the obligations under Paragraph IV A. (above), Borrower or any guarantor, as applicable, shall fail to comply with any of the representations, covenants, duties or obligations of Borrower or guarantor, as the case may be, in this Loan Agreement or in any of the Loan Documents.

C. If at any time any representation or warranty made by the Borrower herein or in any other document given by Borrower to Lender or otherwise relied upon by Lender shall be or become materially incorrect.

D. If Borrower shall fail to execute or provide any of the Loan Documents or maintain the lien status purported to be created by the Loan Documents.

E. Except as to the obligations under Paragraph IV. A. above, if Borrower shall fail to provide any of the required documentation, certificates or evidence required by this Loan Agreement in a form substantially in accordance with the requirements of this Loan Agreement.

F. If any Borrower or guarantor of Borrower shall (a) die; (b) apply for or consent to the appointment of a receiver, trustee or liquidator; (c) admit in writing its inability to pay or is unable to pay its debts as they mature or otherwise not pay its debts as such debts are due; (d) make a general assignment for the benefit of creditors; (e) be adjudicated a bankrupt; (f) file a petition or answer seeking reorganization or an arrangement with creditors; (g) take advantage of any insolvency law; or (h) take any action for the purpose of effecting any of the foregoing.

G. If any order, judgment or decree shall be entered against Borrower or any guarantor without the application, approval or consent of Borrower and/or any guarantor of Borrower by any court of competent jurisdiction appointing a receiver, trustee or liquidator of the Borrower and/or any guarantor of Borrower or of all or any substantial part of the assets of Borrower and/or any guarantor of Borrower, and such order, judgment or decree shall continue unstayed and in effect for a period of thirty (30) consecutive days.

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H. If Borrower fails to comply with any requirement of any governmental authority within thirty (30) days after notice in writing of such requirement shall have been given to Borrower.

I. If any Borrower or any guarantor of Borrower’s obligations hereunder defaults in timely and fully performing any obligations imposed under this Loan Agreement or any of the Loan Documents.

J. If a default or event of default should occur under any loan between (i) Borrower and/or any guarantor and (ii) Lender. This cross-default provision shall not affect an ownership interest in residential real property occupied by any Borrower as a principal dwelling and any deed of trust or mortgage secured by such residential real property shall stand on its own terms.

As to any defaults, failures or breaches (collectively “defaults”) under the provisions of paragraph IV B. through IV J., those defaults will not become Events of Default unless Borrower fails to cure, and/or fails to cause the cure of, any such defaults within fifteen (15) days of Lender providing written notice of such defaults.

If any Event of Default occurs hereunder, a default or event of default shall be deemed to have occurred under the Loan Document. No further disbursement of the proceeds of the Loan will be made and Lender may exercise all default rights and remedies set forth in this Loan Agreement and in the Loan Documents.

V. SPECIAL CONDITIONS

In the event of any conflict between the terms of this Loan Agreement and any of the other Loan Documents, the terms of such other Loan Documents shall control. Borrower and Lender agree that this Loan Agreement shall be governed by the laws of the jurisdiction listed in the address of Lender as shown on the first page of this Loan Agreement. The Loan is further subject to the following terms, covenants and special conditions.

Conditions Precedent: The following shall be conditions precedent to any obligation of Lender to make the Loan to Borrower, including the restructuring and extension of the LOC Loan:

1.
Lender shall have a first priority perfected lien and security interest in all Collateral at the time of Closing. In addition, Allegro Biodiesel Corporation shall execute and deliver to Lender an unconditional, unlimited, in solido guarantee in form and substance prepared by Lender.

2.	Execution and delivery of all Loan Documents, including the LOC Note, and the same shall be in full force and effect.

3.
Borrower shall have obtained and furnished to Lender environmental audit(s) covering all Collateral, the results of which shall be satisfactory to Lender in its sole discretion. Lender shall also have received, to its satisfaction, evidence of Borrower's compliance with all applicable environmental laws, regulations, policies, orders, and permitting and licensing requirements to which Borrower, its operations and the Collateral may be subject. Borrower shall provide Lender an Environmental Hazards Assessment (Form ENV-1) covering the Real Property.

4.
Lender shall be provided mortgagee title insurance covering the Real Property in the amount of the Loan containing no exceptions from coverage except those which are acceptable to Lender and issued by a title insurance company acceptable to Lender.

5.	Lender shall be provided such information and documentation relating to the Real Property and its acquisition as Lender, in its discretion, may require.

6.
Lender shall receive an opinion of legal counsel for Borrower certifying the good standing of Borrower and its authority and capacity to enter into the transaction contemplated herein, and such other matters as Lender may require, all in form and content satisfactory to Lender.

7.	A FEMA Standard Flood Hazard Determination is to be completed. If real estate is determined to be in a flood zone, Borrower will provide evidence of flood insurance.

8.	Furnish a certified resolution of Allegro authorizing its agent to enter into and execute the guaranty, said resolution shall be in form and substance approved by Lender.

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9.	Furnish certified evidence of authority for agent of Borrower to enter into and execute this Loan Agreement and the new note for the LOC Loan, all in form and substance approved by Lender.

Additional Covenants:

•
Existing and future indebtedness (“Obligations”) to Borrower by its member (currently Allegro) will be subordinate to First South’s debt, with no payments allowed on these Obligations, without the prior written consent of First South;

•
Borrower may make inter-company advances and distributions to Allegro as long as Vanguard and guarantor are not in default under this Loan Agreement and/or any other Loan Documents, and that after said advances and/or distributions, Vanguard continues to be in compliance with all Financial Covenants contained herein;

•	The interest paid on the obligations to Allegro (and/or any future member(s) of Borrower) and/or any affiliates will not be greater than the rate of interest paid by Borrower on Lender’s debt;

•	Provide written notice, providing details of transaction, prior to pledging assets to or borrowing money from another lender, and obtain the written consent of Lender to such proposed transaction;

•	Provide evidence of insurance, with Lender named as mortgagee/loss payee on the appropriate policies.

•
Borrower shall pay to Lender an unused revolving line of credit fee, which fee shall be payable in arrears on the first day of each fiscal quarter of Borrower, in an amount equal to 0.0625% per fiscal quarter times the difference of (i) $2,000,000, minus (ii) the average for the applicable fiscal quarter of the daily closing balances of the outstanding principal amount of the advances under the Revolving Variable Rate Note (the note for the LOC loan) that were outstanding during the immediately preceding fiscal quarter.

Reporting Requirements: So long as Borrower is indebted to Lender, Borrower shall submit to the lender the following:

1.
Annually, within one hundred twenty (120) days following the end of Borrower’s fiscal year (12/31), a balance sheet, income statement, statement of changes in capital position, statement of cash flows, and accompanying notes, prepared in accordance with generally accepted accounting principles, accompanied by an audit opinion acceptable to Lender.

2.	Quarterly, within 45 days of the end of each quarterly period, an interim balance sheet and income statement of Borrower.

Financial Covenants:

•	Achieve by FYE 12/31/07 and maintain thereafter a minimum working capital position of $500,000;

•	Achieve by FYE 12/31/06 and maintain thereafter an excess of total assets over total liabilities of not less than $1,500,000;

•
Maintain the Cash Flow Coverage Ratio of no less than 1.25:1, beginning as of FYE 12/31/08, to be measured at each fiscal year end. Cash Flow coverage Ratio is defined as the ratio of (i) net profit after taxes plus depreciation, minus capital expenditures, minus salary distributions to key employees, and minus distributions to owners on their equity investment (ii) to the current portion of long-term debt.

Modifications to Revolving Line of Credit and the existing $2,000,000 Revolving Variable Rate Note:

Borrower agrees that it will continue to make quarterly payments of accrued interest on October 1, 2007, and on each successive quarterly payment due date until July 1, 2009, and on said date, the LOC Loan shall mature, if not previously matured by acceleration, and all sums due in principal, interest, costs and fees shall be due and payable in full. Borrower will execute a new Revolving Variable Rate Note (the “New Note”) in the form of Exhibit “A.”

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Other Covenants:

(1) Vanguard shall furnish and/or cause Allegro to furnish quarterly internal, consolidated and consolidating financial statements of Allegro and Vanguard, certified by the chief financial officer (CFO) of Allegro and of Vanguard, on or before 45 days after each calendar quarter, which would show the separate financial status for each entity as well as the consolidated status. Said financial statements would include a balance sheet, a statement of contingent liabilities and statement of income and expense for the prior quarter and year to date. Vanguard shall furnish or cause Allegro to furnish directly to First South any reports, etc. filed by Allegro with the SEC and furnish or cause Allegro to furnish directly to First South any and all notices, reports sent to shareholders of Allegro, each of said notices, reports, etc. to be furnished contemporaneously with the filing of such matters and/or sending such notices. Vanguard shall furnish, or cause Allegro to furnish Allegro’s annual audited financial statements within 120 days of each fiscal year end;

(2) Vanguard agrees and shall cause Allegro to agree that First South directly or through its agents, may inspect the business, assets, books and records concerning Allegro and/or Vanguard upon furnishing two business days prior written notice to Allegro and/or Vanguard, as applicable, and Vanguard shall furnish, or cause Allegro to furnish, as applicable, an officer to cooperate and work with First South and/or its agent(s) reviewing any such books and records and/or the business and/or assets of Vanguard and/or Allegro. All such reviews will be conducted during normal business hours.

(3) Vanguard will cause Allegro to execute an unconditional, unlimited, in solido, continuing guaranty agreement of all of the indebtedness and obligations (present or future) of Vanguard to Lender, prepared by Lender.

(4) It is further agreed that in addition to any other events of default as contained in this Restated Loan Agreement, if there is a default by Vanguard, complying with the terms and conditions of this Restated Loan Agreement, or causing Allegro to fully and timely comply with the terms and conditions of this Restated Loan Agreement, this shall constitute an additional event of default.

(5) Vanguard further agrees that if, and when, Allegro changes its state of organization and/or amends its registered corporate name, Vanguard shall furnish or cause Allegro to promptly [within three (3) business days thereof], furnish copies of Allegro’s revised organizational documents as filed with the Secretary of State of the state of its then organization, and if Allegro’s name is amended under the amended name, Allegro shall ratify and confirm under its amended name Allegro’s obligation under the then existing continuing guaranty agreement previously executed by Allegro.

(6)  In addition, the Borrower warrants that it is currently indebted to Lender in the principal sum of $1,350,000 on the Term Loan, plus accrued interest, at the rate of 9.5% per annum and is currently indebted in the principal sum of $1,667,378.93 on the LOC Loan, plus accrued interest, at the rate set forth in the new Revolving Variable Rate Note. Borrower further acknowledges and warrants that said sums are legally due and owing and Borrower has no defenses to the validity and enforcement of said indebtedness. Borrower further warrants and covenants that it has no claims, demands or counter claims against Lender, and Borrower hereby expressly waives and renounces any claims and/or causes of action, if any, that it has against Lender, (i) which have accrued and/or (ii) which have arisen from facts and/or actions, which occurred prior to and/or through the date of execution of this Restated Loan Agreement. In addition, Borrower acknowledges and warrants that Lender has fully funded the Term Loan, and that Borrower may not borrow any additional monies under the Term Loan.

(7)  At the time of execution of this Loan Agreement, Vanguard shall pay Lender (i) a loan renewal fee in the amount of $5,000, and (ii) pay Lender the sum of $4,500 being the amount of Lender’s attorney’s fees and costs.

(8) No novation. It is expressly agreed that this Restated Loan Amendment does not constitute a novation of Vanguard’s existing indebtedness and/or obligations and/or of any collateral and security for said indebtedness and obligations, and does not constitute a novation of the existing promissory notes or of any existing Loan Document.

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(9) This agreement may be executed in multiple originals and fax and/or electronic signatures shall be deemed effective as originals.

Witness the signature of Borrower(s) and Lender:

VANGUARD SYNFUELS, LLC	FIRST SOUTH FARM CREDIT, ACA

BY: /s/ Darrell J. Dubroc	BY: /s/ Timothy C. Dupuy
Darrell J. Dubroc, President, Duly Authorized	Timothy C. Dupuy, Division Vice President

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AGREED TO AND APPROVED BY THE SOLE MEMBER OF BORROWER:

ALLEGRO BIODIESEL CORPORATION

By: /s/ W. Bruce Comer, III
W. Bruce Comer, III CEO
(Print Name) Title Duly Authorized

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CONTINUING GUARANTY

Debtor	Vanguard Synfuels, LLC
Pollock, Louisiana

In consideration of FIRST SOUTH FARM CREDIT, ACA (“Creditor”) having made and/or making loans or advances or otherwise giving credit to the above named debtor (“Debtor”), as Creditor and Debtor may from time to time agree upon, the undersigned guarantor (“Guarantor”), does hereby unconditionally and in solido with Debtor, guarantee to Creditor, its successors and assigns, and all future holder or holders of this Continuing Guaranty, which is hereby declared to be transferable, the prompt payment of all debts, obligations, and liabilities, whether direct, indirect, absolute, contingent, secured, or unsecured, (hereinafter collectively referred to some times as “Obligations”) which Debtor may now or at any time, or times, hereafter owe, or be liable to pay to Creditor, and Guarantor agrees to pay the same promptly when due and at all times thereafter, without notice or demand. Should Debtor be or become insolvent, then Guarantor agrees to pay all Obligations forthwith whether then due or not due.

Creditor may sell, pledge, assign, discount, rediscount, surrender, compound, release, renew, extend, forebear, alter, exchange, or otherwise deal with and/or dispose of any and all property, securities, collateral, endorsements and guaranties now or hereafter held by said Creditor as security, indemnity, or otherwise, upon such terms and conditions as Creditor in its sole discretion may deem advisable, and Creditor may, from time to time, make such changes in, renewals and extensions of time, mode and terms of payment of said Obligations of Debtor, and of the time, mode and terms of payment of all or any endorsements and guaranties of said Obligations made by others, as Creditor in its sole discretion may deem advisable; all without in any way affecting, limiting, or prejudicing the Creditor’s rights or the Guarantor’s liability under this Continuing Guaranty. Creditor is hereby irrevocably authorized and empowered at any and all times to impute or apply, as it may see fit, any payment or payments which may be made by Debtor or by others on Debtor’s Obligations.

This guaranty shall be a continuing guaranty, and shall remain in full force and effect until terminated by the Creditor’s receipt of 30 days prior written notice of its termination; but such termination shall not affect or impair said Guarantor’s liability hereunder as to any Obligations of the Debtor existing on the effective date of such termination, or as to any subsequent modifications, renewals, extensions or changes in the form or evidence of said existing Obligations, whether such Obligations are matured or not upon the effective date of termination. Such termination shall not affect Creditor’s right to release, modify or otherwise change the security or collateral Creditor may hold, or to release or modify the liability of any of the undersigned signor(s) or of any other surety or guarantor of Debtor’s Obligations it being agreed that Creditor may take such action in regard to such security or collateral or sureties or guarantors as Creditor in its sole discretion may deem advisable. It is further agreed that upon receipt of notice of termination, Creditor is under no obligation to take any steps to enforce or collect Debtor’s Obligations and Creditor’s failure to take any steps to enforce or collect Debtor’s Obligations shall not affect Guarantor’s liability herein for all Obligations of Debtor to Creditor as of the effective date of the termination or as to any renewals, extensions or modifications or changes in the form of evidence of those Obligations.

It is further agreed that the Guarantor’s liability under this Continuing Guaranty shall not be affected or impaired by any failure of Creditor to realize for any reason, upon any property, securities, collateral, endorsements or guaranties, nor by any alteration of any contract express or implied, nor by any change in Debtor, by death, dissolution, withdrawal, or otherwise, but Guarantor agrees to pay in any event the entire ultimate balance of Debtor’s Obligations (including principal, interest, attorney fees and costs of collection), now or hereafter due or owing by Debtor to Creditor. Creditor shall, at no time, and under no circumstances, be bound to resort to any collateral, securities, endorsements or guaranties now or hereafter held by Creditor as security, indemnity, or otherwise, the undersigned Guarantor being bound to pay by this Continuing Guaranty to the same extent as and in solido with Debtor, and said Guarantor specifically waives the right and the benefits of demanding division and discussion.

Guarantor hereby waives any formal acceptance and waives notice of the acceptance of this Continuing Guaranty by Creditor, and Guarantor also waives notice of any loans, advances, discounts, or credits that may be made to Debtor, it being the intention of Guarantor that Creditor shall have the right to make loans, advances, and discounts, and to give credit to the Debtor on the faith hereof without notice to Guarantor.

Guarantor hereby also waives notice of all defaults by said Debtor or others, and of all things now existing, or hereafter occurring in any dealings between or among Creditor, Debtor and others.

The liability of Guarantor for payment shall be in solido with Debtor, and as to each undersigned Guarantor, if there be more than one, each shall be and shall remain obligated to Creditor in the full amount set forth herein. Creditor may obtain other guaranties for Debtor in whole or in part, and may release the guarantors or any of them in whole or in part without affecting the liability of any Guarantor under this Continuing Guaranty. Each of the undersigned signors waives and renounces as to each other and any other guarantors and/or sureties of Debtor’s Obligations, the right of demanding, and the benefits of, division and discussion.

This agreement, regardless where actually signed, shall be construed under and governed by the laws of the State of Louisiana, and Guarantor consents to the personal jurisdiction of any federal or state court in Louisiana, if suit is filed to enforce this guaranty agreement.

In the event this Continuing Guaranty is referred to an attorney at law for collection by suit, or otherwise, Guarantor will also owe and pay reasonable attorney fees relating to such collection efforts.

THUS DONE, READ AND SIGNED in Los Angeles , _____California_________, on the 28th  day of _____ June_ , 2007.

WITNESSES:		PAYMENT GUARANTEED

GUARANTOR:
/s/ Heng Chuk		Allegro Biodiesel Corporation
Heng Chuk
(Print Name)
	By:	/s/ W. Bruce Comer, III
W. Bruce Comer, III _ CEO_
/s/ Michael Hakim		Duly Authorized (Title)
Michael Hakim
(Print Name)

PROMISSORY NOTE

U.S.$640,000.00	Dated as of June 28, 2007
Los Angeles, California

FOR VALUE RECEIVED, the undersigned, Allegro Biodiesel Corporation, a Delaware corporation (“Borrower”), promises to pay to the order of The Bel Fixed Income Portfolio (a segregated portfolio of Alpha Asset Managers Limited) (together with its successors and assigns, “Lender”), the principal sum of Six Hundred Forty Thousand and 00/100 United States Dollars (U.S.$640,000.00), with interest on the unpaid principal balance as provided herein, until paid, at the Interest Rate provided herein.

WHEREAS, Borrower has requested that Lender make available to Borrower a loan in the principal amount of U.S.$640,000.00 (the “Loan”);

WHEREAS, Lender is willing to make the Loan, which this Note evidences, upon the terms and conditions set forth herein;

NOW, THEREFORE, for and in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Certain Defined Terms.

“Administration Fee” means a one-time administration fee in the amount of three thousand dollars ($3,000) payable by Borrower to Lender on the earlier of (i) the Maturity Date (as defined herein) or (ii) the date upon which Borrower prepays this Note in whole in accordance with Section 3(b).

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, instrumentality, court, legislative body, government or self-regulatory organization, commission, court, tribunal or organization or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

“Loan Documents” means, collectively, this Note, and that certain Assignment of Multiple Indebtedness Mortgage, dated as of the date hereof, by Borrower in favor of Lender, as the same may be amended, restated or otherwise modified from time to time (each of the foregoing, a “Loan Document”).

“Liens” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, adverse claim or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the State of California Uniform Commercial Code or comparable law of any jurisdiction).

“Talen’s Loan Documents” means collectively (a) that certain Loan Agreement, dated as of June 26, 2007 entered into by Talen’s Marine and Fuel, Inc. (“Talen’s”), Borrower, and Talen Landing II, LLC (“Talen II”); (b) that certain Promissory Note, dated as of June 26, 2007, executed by Talen’s in favor of Borrower; (c) that certain Guaranty Agreement, dated as of June 26, 2007, entered into by Talen’s, Borrower, and C. Raymond Talen; and (d) that certain Multiple Indebtedness Mortgage, dated as of June 26, 2007, executed by Talen II in favor of Borrower, as each of the foregoing may be amended, restated or otherwise modified from time to time.

2. Rate of Interest. The outstanding principal balance of this Note shall bear interest at 12.0% (twelve percent) per annum, calculated on the basis of a 360 day year (the “Interest Rate”) for the actual number of days elapsed during any month or other accrual period.

3. Payment and Prepayment.

(a) Payment. The entire principal balance of this Note, plus any accrued and unpaid interest thereon and the Administration Fee shall be due and payable in full on December 28, 2007 (the “Maturity Date”).

(b) Prepayments. Borrower may prepay this Note in whole or part at any time (the “Prepayment Date”) with funds from any source at the prepayment price equal to the portion of the then outstanding principal amount of this Note that Borrower desires to prepay, plus all accrued and unpaid interest through and including the applicable Prepayment Date and, if this Note is prepaid in whole on the Prepayment Date, the Administration Fee.

(c) Application of Payments. All payments made pursuant to the terms of this Note shall be applied to amounts then due and payable in the following order: (i) to interest accrued on this Note; (ii) to the principal amount of this Note; and (iii) to the Administration Fee.

(d) Termination. This Note shall terminate at such time as the Note has been fully and indefeasibly paid in cash.

4. Default Rate. Notwithstanding Section 2, after the occurrence of any Event of Default, and for so long as such Event of Default continues, this Note shall bear interest until paid in full at the rate of two percent (2%) per annum in excess of the monthly Interest Rate.

5. Computation of Interest. Notwithstanding anything to the contrary set forth in Section 2 or Section 4, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Maturity Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate of interest and in the manner otherwise provided in this Note, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount which Lender could lawfully have received had the interest due hereunder been calculated for the term hereof following the Maturity Date at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 5, a court of competent jurisdiction shall finally determine that Lender has received interest hereunder in excess of the Maximum Lawful Rate, Lender shall, to the extent permitted by applicable law, promptly apply such excess interest to amounts then due and payable in the following order: (i) to interest accrued on this Note; and (ii) to the principal amount of this Note, and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

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6. Manner of Payment. All payments by Borrower on this Note shall be made in immediately available funds delivered to Lender by wire transfer to such accounts at such banks as Lender may from time to time designate.

7. Grant of Security. To secure the prompt and complete payment of this Note, Borrower hereby collaterally assigns and grants to Lender a first-priority security interest in, and a first-priority Lien on and against, all of Borrower’s right, title and interest in and to the Talen’s Loan Documents (collectively, the “Collateral”). Borrower authorizes Lender to file a financing statement and amendments thereto, disclosing the security interest granted to Lender under this Note without such Borrower’s signature appearing thereon.

8. Representations, Warranties and Covenants of Borrower.

(a) Borrower has the legal right to own, pledge, mortgage or otherwise encumber the Collateral.

(b) The execution, delivery and performance by Borrower of the Loan Documents and the creation of any and all liens provided for therein (i) are within Borrower’s power and capacity, (ii) have been duly authorized by all necessary corporate action, and (iii)  do not result in the creation or imposition of any Lien upon any of the Collateral other than any in favor of Lender pursuant to the Loan Documents. Each of the Loan Documents has been duly executed and delivered by Borrower and each such Loan Document constitutes a legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with its terms.

(c) At any time and from time to time, upon the written request of Lender and at the sole expense of Borrower, Borrower shall promptly and duly execute and deliver any and all such further instruments and documents and take such further actions as Lender may deem reasonably necessary or desirable to obtain the full benefits of Section 7 hereof and of the rights and powers therein granted.

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9. Events of Default; Acceleration. Upon and at any time following the occurrence of any Event of Default, then, at the option of Lender, upon written notice to Borrower, the entire principal amount and all interest accrued and outstanding hereunder shall at once become due and payable, and Lender may exercise any and all rights and remedies of Lender hereunder or pursuant to applicable law. Lender may so accelerate such obligations and exercise such remedies at any time after the occurrence of any Event of Default, regardless of any prior forbearance. The following are “Events of Default”:

(a) Principal and Interest Payments. Borrower defaults in the payment of any interest on or principal of this Note is not paid in full, after the same becomes due and payable.

(b) Representations and Warranties. Any representation and warranty contained in this Note or any of the Loan Documents proves to have been incorrect in any material respect as of the date thereof.

(c) Other Debt to Other Lenders. Borrower defaults in the payment of any amounts due to anyone other than the Lender, or in the observance or performance of any of the covenants or agreements contained in any credit agreements, notes, leases, collateral or other documents relating to any debt of Borrower to anyone other than Lender, in each case, in respect of debt in excess of $250,000.00, and any cure period applicable to such default has elapsed.

(d) Involuntary Bankruptcy or Receivership Proceedings. A receiver, conservator, liquidator or trustee of Borrower is appointed by order or decree of any court or agency or supervisory authority having jurisdiction; or an order of relief is entered against Borrower under the Federal Bankruptcy Code; or the Borrower is adjudicated bankrupt or insolvent; or a petition is filed against Borrower under any state, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, and such petition is not dismissed within 60 days.

(e) Voluntary Petitions. Borrower files a case under the Federal Bankruptcy Code or seeks relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any case or petition against it under any such law.

(f) Assignment for Benefit of Creditors. Borrower makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of Borrower or of all or any of its property.

10. Full Recourse. Notwithstanding any provision of the Loan Documents to the contrary, Borrower shall be fully and personally liable for the payment and performance of all obligations under this Note.

11. Applicable Law. This Note shall be governed by and construed in accordance with the laws of the State of California. Borrower and Lender each hereby consent and agree that the state or federal courts located in Los Angeles County, City of Los Angeles, California shall have exclusive jurisdiction to hear and determine any claims or disputes between or among any of the parties hereto pertaining to this Note or any of the other Loan Documents or to any matter arising out of or relating to this Note or any of the other Loan Documents, provided, however, that each of the parties hereto acknowledges that any appeals from any of such courts may have to be heard by a court located outside of Los Angeles County, City of Los Angeles, California, and, provided, further, however, that nothing in this Note shall be deemed or operate to preclude Lender from bringing suit to realize on the Collateral, or to enforce a judgment or other court order in favor of Lender. Borrower and Lender each expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower and Lender each hereby waive any objection which Borrower or Lender may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.

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13. Registration. Lender shall maintain a copy of this Note and delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of each Lender under the Loan, the principal amount of the Loan owing to such Lender from time to time and whether such Lender is an original Lender or the assignee of another Lender pursuant to an assignment agreement. The Register shall include an account for each Lender, in which accounts (taken together) shall be recorded (i) the effective date and amount of each assignment agreement delivered to and accepted by it and the parties thereto, (ii) the amount of any principal or interest or fees due and payable or to become due and payable from Borrower to each Lender hereunder, and (iii) the amount of any sum received by Lender from Borrower hereunder and each Lender’s share thereof. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower and Lender may treat each entity whose name is recorded in the Register as a Lender hereunder for all purposes hereof. The Register shall be available for inspection by any Lender and Borrower at any reasonable time and from time to time upon reasonable prior notice.

* * *
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IN WITNESS WHEREOF, the undersigned have executed this Note as of the date first written above.

ALLEGRO BIODIESEL CORPORATION

By: /s/ W. Bruce Comer, III
Name: W. Bruce Comer, III
Title: Chief Executive Officer

By: ALPHA ASSET MANAGERS LIMITED for and on behalf of THE BEL FIXED INCOME PORTFOLIO

By: /s/ Oskar P. Lewnowski
Name: Oskar P. Lewnowski
Title: Director

Signature page to
Allegro Note

LOAN AGREEMENT

This LOAN AGREEMENT (“Agreement”), dated this 26th day of June, 2007, is made among TALEN’S MARINE AND FUEL, INC., a Louisiana corporation (“Borrower”), ALLEGRO BIODIESEL CORPORATION (“Lender”), C. RAYMOND TALEN (“Guarantor”) and TALEN LANDING II, INC., a Louisiana corporation (“Owner”) (the Borrower, Guarantor and Owner are collectively referred to as the “Appearers” and individually as an “Appearer”) who agree as follows:

A. THE LOAN. Subject to and upon the terms and conditions contained in this Agreement, and relying on the representations and warranties contained in this Agreement, the Lender agrees to make available to the Borrower a ninety (90) day term loan (the “Loan”) in the maximum principal amount equal to $640,000.00 (the “Maximum Amount”). The Loan is represented by a promissory note in the principal amount of $640,000.00 payable to the order of the Lender. Principal and all accrued interest shall be payable at maturity of the Loan as set forth in the Note evidencing the Loan. Interest on the Loan shall be ten percent (10%) per annum and shall otherwise accrue as set forth in the Note evidencing the Loan. Such Note and the Loan shall mature on the earlier of September 24, 2007 or the consummation of the transaction contemplated by that Stock Purchase Agreement executed among Lender, the shareholders of Borrower and Owner, dated contemporaneously herewith (the “Stock Purchase Agreement”).

B. USE OF PROCEEDS. (1) The proceeds from the Loan will be used by the Borrower to fund working capital. Each of the Appearers certifies, warrants and covenants that each of the uses described above is of direct benefit to each Appearer.

C. SECURITY. The Loan shall be secured by the following (the “Collateral Documents”):

(a) Multiple Indebtedness Mortgage executed by the Owner granting a first priority mortgage and security interest in all of the Owner’s right, title and interest in and to the property described on Exhibit A.

(b) Guaranty Agreement executed by the Guarantor guaranteeing repayment of the Loan and other obligations of the Borrower related to the Loan.

D. REPRESENTATIONS AND WARRANTIES. Appearers represent and warrant to Lender that:

(1)
Organization and Authorization of Borrower. Borrower is a Louisiana corporation which is duly organized, validly existing and in good standing under Louisiana law. Borrower’s execution, delivery and performance of this Agreement and all other documents delivered to Lender have been duly authorized and do not violate Borrower’s articles of incorporation, by-laws (or other governing documents), material contracts or any applicable law or regulations.

(2)
Organization and Authorization of Owner. Owner is a Louisiana corporation which is duly organized, validly existing and in good standing under Louisiana law. Owner’s execution, delivery and performance of this Agreement and all other documents delivered to Lender have been duly authorized and do not violate Owner’s articles of incorporation, by-laws (or other governing documents), material contracts or any applicable law or regulations.

(3)
Litigation. There is no material pending or threatened litigation, arbitration or administrative proceeding, investigation or other action of any nature against or affecting any Appearer that could adversely affect any Appearer’s business or assets.

(4)
Information. All information, reports, papers and data given to Lender by any of the Appearers in connection with this Agreement are accurate and complete in all material respects, and no such information, reports, papers or data contains any material misstatement of fact or fails to state a fact necessary to make the statement contained therein not materially misleading.

(5)	Solvency. Borrower and each other Appearer is solvent and has the ability to pay its debts when and as due.

(6)
Taxes. Borrower and each other Appearer has filed all tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon it or upon its property or income which are due and payable, including interest and penalties, or has provided adequate reserves for the payment thereof.

(7)
Regulation. Borrower is not engaged in the generation, transmission or distribution and sale of electric power, the provision of telephone service to others, or other business activities which would subject Borrower to regulation as a utility or common carrier under any federal or state laws or regulations. Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended. None of the Loan proceeds will be used for the purpose of purchasing or carrying any margin stock, or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry a margin stock. Borrower is not engaged principally, or as one of Borrower’s important activities, in the business of extending credit for the purpose of purchasing or carrying margin stocks.

(8)
Review of Documents; Binding Obligations. The Appearers have reviewed this Agreement, the Note and the Collateral Documents with counsel for the Appearers and have had the opportunity to discuss the provisions hereof and thereof with the Lender prior to execution. This Agreement, the Note and the Collateral Documents constitute valid and binding obligations of the Appearers who are parties thereto, enforceable in accordance with their terms (except that enforcement may be subject to any applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditors’ rights).

(9)
No Consent. The Appearers’ execution, delivery and performance of this Agreement, the Note and the Collateral Documents to which each is a party do not require the consent or approval of any other person, entity or authority, including without limitation any regulatory authority or governmental body of the United States or any state thereof or any political subdivision of the United States or any state thereof, except for such consents that have been duly and validly obtained on or prior to the date hereof and remain in full force and effect.

(10)
Financial Condition. All financial statements of the Borrower, the Appearers and any affiliates delivered to Lender fairly and accurately present the financial condition of the parties for whom such statements are submitted and the financial statements of the Borrower, the Appearers and any affiliates have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved, and there are no contingent liabilities not disclosed thereby which would adversely affect the financial condition of the Borrower or other Appearers. Since the close of the period covered by the latest financial statements delivered to Lender with respect to the Appearers and any affiliates, there has been no material adverse change in the assets, liabilities, or financial condition of any Appearer or any affiliates. No event has occurred (including, without limitation, any litigation or administrative proceedings) and no condition exists or, to the knowledge of the Borrower, the Appearers and any affiliates, is threatened, which (i) might render any of the Appearers or any affiliates unable to perform its obligations under this Agreement, the Note or the Collateral Documents to which each is a party, or (ii) would constitute a Default hereunder, or (iii) might adversely affect the financial condition of any Appearer or any affiliates or the validity or priority of the lien of the Collateral Documents.

(11)
Environmental Matters. (a) Except as disclosed to Lender, no friable asbestos, or any substance containing asbestos deemed hazardous by federal or state regulations on the date of this Agreement, has been installed in the property affected by the Collateral Documents (the “Property”). The Property and the Borrower are not in material violation of or subject to any existing, pending, or threatened investigation or inquiry by any governmental authority or to any remedial obligations under any applicable laws pertaining to health or the environment (hereinafter sometimes collectively called “Applicable Environmental Laws”), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, hereinafter called “CERCLA”), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, hereinafter called “RCRA”), and this representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Property and known to any Appearer. The Appearers have not obtained and are not required to obtain any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment forming a part of the Property by reason of any Applicable Environmental Laws, other than storm water discharge and other permits that may be ordinarily required in connection with the operation of office buildings and shopping centers. The Appearers shall give all such notices and maintain such permits as may be required under Applicable Environmental Laws. No hazardous substances or solid wastes have been disposed of or otherwise released on or to the Property, and the use which the any Appearer makes and intends to make of the Property will not result in the disposal or other release of any hazardous substance or solid waste on or to the Property, other than immaterial releases of materials in the ordinary course of construction of tenant improvements and the operation of office and retail facilities on the Property, which in each case does not cause a Material Release of materials on or about the Property. The terms “hazardous substance” and “release” as used in this Agreement shall have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) shall have the meanings specified in RCRA; provided, in the event that the laws of the State of Louisiana establish a meaning for “hazardous substance,” “release,” “solid waste,” or “disposal” which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply. The term “Material Release” shall mean a release (or series of releases) of material which are required to be removed, encapsulated or otherwise remediated under Applicable Environmental Laws, the cost of which compliance, in the aggregate, exceeds $10,000.

(12)
Governmental Requirements. The Property is in compliance with all current governmental requirements affecting the Property, including, without limitation, all current coastal zone protection, zoning and land use regulations, building codes and all restrictions and requirements imposed by applicable governmental authorities with respect to the construction of any improvements on the Property and the use and contemplated use of the Property.

(13)
Continuing Accuracy. All of the representations and warranties contained in this Article or elsewhere in this Agreement shall be true through and until the later of the date on which all obligations of Borrower under this Agreement, the Note and the Collateral Documents and any other documents executed in connection herewith and therewith are fully satisfied, or Borrower shall promptly notify Lender of any event which would render any of said representations and warranties untrue or misleading.

E.	COVENANTS. From the date of this Agreement and so long as the Loan shall be outstanding, unless compliance shall have been waived in writing by Lender:

(1)
Compliance with Tax and other Laws. Each Appearer shall comply with all laws that are applicable to the Appearer’s business activities, including, without limitation, all laws regarding (i) the collection, payment and deposit of employees’ income, unemployment, Social Security, sales and excise taxes; (ii) the filing of returns and payment of taxes; (iii) pension liabilities including ERISA requirements; (iv) environmental protection; (v) occupational safety and health; and (vi) all requirements of state, federal and other governmental regulatory bodies.

(2)
Notice of Default. Each Appearer shall notify Lender immediately upon becoming aware of the occurrence of any event constituting, or which with the passage of time or the giving of notice, could constitute, a Default.

(3)
Mergers, etc. Without the prior written consent of Lender no Appearer shall (i) be a party to a merger or consolidation, (ii) sell or lease all or substantially all of its assets or (iii) acquire all or substantially all of the assets of another entity. No Appearer will permit any material changes to be made in the character of its business as carried on at the original date of this Agreement.

(4)
Indebtedness and Liens. No Appearer shall mortgage or encumber any of the Property or suffer any liens to exist on any of the Property except those in favor of the Lender without the prior written consent of Lender.

(5)
Performance of Obligations. The Borrower will repay the Loan according to the reading, tenor and effect of the Note and this Agreement. The Appearers will do and perform every act required of it by this Agreement, the Note or the Collateral Documents to which each is a party at the time or times and in the manner specified.

(6)	Financial Statements and Reports. Intentionally left blank.

(7)
Reimbursement of Expenses. The Borrower will, upon request promptly reimburse the Lender for all amounts expended, advanced or incurred by the Lender to satisfy any obligation of the Borrower under this Agreement or any other agreement, document or instrument executed and delivered in connection herewith, or to protect the Property or business of the Borrower or to collect the indebtedness addressed hereby, or to enforce the rights of the Lender under this Agreement or any other agreement, document or instrument executed and delivered in connection herewith, which amounts will include all court costs, attorneys’ fees, fees of auditors and accountants, and investigation expenses reasonably incurred by the Lender in connection with any such matters, together with interest at the then highest interest rate set forth in the Note on each such amount from the date that the same is expended, advanced or incurred by the Lender until the date of reimbursement to the Lender.

(8)
Insurance. (a) The Borrower shall procure and maintain for the benefit of the Lender, or cause to be maintained original paid-up insurance policies from companies licensed in the state where the Property is located and having a Best’s rating of A or higher, in amounts, in form and substance, and with expiration dates acceptable to the Lender and containing a non-contributory standard mortgagee clause or its equivalent in a form satisfactory to the Lender, or the statutory mortgagee clause, if any, required in the state where the Property is located, or a mortgagee’s loss payable endorsement, in favor of the Lender, providing the following types of insurance on the Property:

(i)  Multi-Peril Hazard Insurance. For the Property (to the extent of any improvements thereof) multi-peril hazard insurance, in each case affording insurance against loss or damage by fire, lightning, explosion, earthquake, collapse, theft, sprinkler leakage, vandalism and malicious mischief and such other perils as are included in so-called “all-risks” or “extended coverage” and against such other insurable perils as, under good insurance practices, from time to time are insured against for properties of similar character and location; such insurance to be not less than 100% of the full replacement costs of the improvements without deduction for depreciation; said policy to contain replacement costs and stipulated value endorsements.

(ii) Comprehensive General Liability Insurance. Comprehensive public liability insurance with respect to the Property and the operations related thereto, whether conducted on or off the Property, against liability for personal injury (including bodily injury and death) and property damage, of not less than $1,000,000 per occurrence and $3,000,000 in the aggregate; such comprehensive public liability insurance, if required by the Lender, to specifically include but not be limited to water damage liability, products liability, motor vehicle liability for all owned and non-owned vehicles, including rented and leased vehicles, and contractual indemnification.

(iii)  Worker’s Compensation and General Liability Insurance. Worker’s compensation and general liability insurance against loss, damage or injury to employees, agents, representatives, invitees or guests of the relevant Appearer (which owns the relevant Property) or of any contractor or subcontractor or lessee or operator, or insurance against loss, damage or injury caused by any employees, agents, representatives, invitees or guests of the Appearer or of any contractor or subcontractor or lessee or operator, in minimum amounts of $1,000,000 per occurrence and $2,000,000 in the aggregate.

(iv)  Other Insurance. Such other insurance on the Property or any replacements or substitutions therefor and in any such amounts as may from time to time be reasonably required by Lender against other insurable casualties which at the time are commonly insured against in the case of premises similarly situated, due regard given to the height and type of the improvements on the Property, their construction, location, use and occupancy, or any replacements or substitutions therefor.

(b) All of the foregoing policies shall contain an agreement by the insurer not to cancel or amend the policies without giving the Lender at least 30 days’ prior written notice of its intention to do so.

(c) Borrower shall deliver original or certified policies (or insurance certificates from Borrower’s insurance agent) to Lender, and Borrower shall deliver original or certified renewal policies (or insurance certificates from Borrower’s insurance agent) with satisfactory evidence of payment not less than 15 days in advance of the expiration date of the existing policy or policies. In the event the Appearers should, for any reason whatsoever, fail to keep the Property or any part thereof so insured, or to keep said policies so payable, or fail to deliver to Lender the original or certified policies of insurance and the renewals thereof upon demand, then Lender, if it so elects, may itself have such insurance effected in such amounts and in such companies as it may deem proper and may pay the premiums therefor. The Borrower shall reimburse the Lender upon demand for the amount of premium paid, together with interest thereon at 15% per annum from date until paid.

(d) Borrower agrees to notify Lender immediately in writing of any material fire or other casualty to or accident involving the Property, whether or not such fire, casualty or accident is covered by insurance. Borrower further agrees to notify promptly Borrower’s insurance company and to submit an appropriate claim and proof of claim to the insurance company if the Property is damaged or destroyed by fire or other casualty.

(e) The Borrower shall cause the proceeds from any policy or policies of insurance to be delivered to the Lender. If there is a fire or casualty loss which damages all or a portion of the improvements, then the insurance proceeds may, in the Lender’s sole discretion, be either made available to the Borrower to restore the improvements on such terms and conditions as the Lender shall require, or be applied to the payment of the Loan. If such insurance proceeds are not sufficient to pay the Loan in full, the Lender shall have a right to accelerate the maturity of the Loan and proceed against the Borrower and/or the remainder of the collateral securing the Loan; and if the proceeds exceed the amount necessary to pay the Loan in full, then such excess shall be paid to the Appearers.

(f) If requested by Lender, the Borrower shall pay to the Lender, together with, at the same time as and in addition to the payment of principal and/or interest due on the Note, a pro rata portion of the property taxes, assessments, governmental charges, levies and insurance premiums relating to the collateral constituting the Property next to become due, as estimated by the Lender, so that the Lender will have sufficient funds on hand to pay such taxes, assessments, governmental charges, levies and premiums not less than 30 days prior to the due date thereof.

(9)
Right of Inspection. The Appearers will permit any officer, employee or agent of the Lender to visit and inspect any of the Property, examine the books of record and accounts pertaining thereto, take copies and extracts therefrom, and discuss the affairs, finances and accounts of the Appearers with the Appearers’ officers (as applicable), accountants and auditors, all at such reasonable times and on reasonable notice and as often as the Lender may reasonably desire.

(10)
Notice of Certain Events. (a) The Borrower shall promptly notify the Lender if the Borrower learns of the occurrence of any event which constitutes a Default, together with a detailed statement of the steps being taken to cure the effect of such Default.

(b) The Borrower shall promptly notify the Lender of the arising of any litigation or dispute threatened against or affecting the Borrower or the Property which, if adversely determined, would have a material adverse effect upon the financial condition or business of the Borrower or any other Appearer. In the event of such litigation, the Borrower will cause such proceedings to be vigorously contested in good faith and, in the event of any adverse ruling or decision, the Borrower shall cause to be prosecuted all allowable appeals. Lender may (but shall not be obligated to), following an Event of Default, commence, appear in, or defend any action or proceeding purporting to affect the Loan, or the respective rights and obligations of Lender and Borrower pursuant to this Agreement. Lender may (but shall not be obligated to) pay all necessary expenses, including reasonable attorneys’ fees and expenses incurred in connection with such proceedings or actions, which Borrower agrees to repay to Lender upon demand.

(11)
Indemnification. (a) The Borrower will indemnify the Lender and hold the Lender harmless from claims of brokers with whom the Borrower has dealt in the execution hereof or the consummation of the transactions contemplated hereby. The Lender will indemnify the Borrower from claims of brokers with whom the Lender has contracted in connection with the transactions contemplated hereby.

(b) The Borrower will indemnify the Lender and hold the Lender harmless from any and all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses of whatever kind or nature which may be imposed on, incurred by or asserted at any time against the Lender in any way relating to, or arising in connection with, the use or occupancy of any of the collateral securing the Loan.

(c) The Borrower agrees to indemnify and fully protect the Lender from any allegation or charge whatsoever of negligence, misfeasance, or nonfeasance of the Lender in whole or in part, pertaining to any defect in the Property, and particularly, any failure of the Lender or the Lender’s inspector, or any agent, officer, employee or representative of the Lender, to note any defect in materials or workmanship or of physical conditions or failure to comply with any plans, specifications, drawings, ordinances, statutes or other governmental requirements, or to call to the attention of any person whatsoever, or take any action, or to demand that any action be taken, with regard to any such defect or failure or lack of compliance.

(12)
Environmental Indemnity. (a) The Borrower shall defend, indemnify and hold Lender and its directors, officers, agents and employees harmless from and against all claims, demands, causes of action, liabilities, losses, costs and expenses (including, without limitation, costs of suit, reasonable attorneys’ fees and fees of expert witnesses) arising from or in connection with (i) the presence on or under the Property of any hazardous substances or solid wastes (as defined elsewhere in this Agreement), or any releases or discharges of any hazardous substances or solid wastes on, under or from the Property, (ii) any activity carried on or undertaken on or off the Property, whether prior to or during the term of this Agreement, and whether by an Appearer or any predecessor in title or any officers, employees, agents, contractors or subcontractors of an Appearer or any predecessor in title, or any third persons at any time occupying or present on the Property, in connection with the handling, use, generation, manufacture, treatment, removal, storage, decontamination, clean-up, transport or disposal of any hazardous substances or solid wastes at any time located or present on or under the Property, (iii) any breach of any representation, warranty or covenant under the terms of this Agreement, or (iv) any loss sustained due to any portion of the Property being considered “wetlands”, as such term is defined by applicable federal law. The foregoing indemnity shall further apply to any residual contamination on or under the Property, or affecting any natural resources, and to any contamination of any property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such hazardous substances or solid wastes, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable laws, regulations, codes and ordinances; provided, that such indemnity shall not apply to any releases that occur following the date that the Property is transferred pursuant to a foreclosure or dation en paiement as a result of the actions of Lender or Lender’s transferee and assigns. Without prejudice to the survival of any other agreements of the Borrower hereunder, the provisions of this Section shall survive the final payment of the Loan and the termination of this Agreement and shall continue thereafter in full force and effect.

(b) The Appearers shall observe and materially comply with all laws, ordinances, orders, decrees, rules and regulations of all federal and state governments relating to environmental matters, including without limitation the removal from or under all Property constituting immovable property of any material amount of hazardous substances or solid wastes (as defined elsewhere in this Agreement). The Borrower shall give notice to the Lender as soon as reasonably possible and in no event more than five days after it receives any compliance orders, environmental citations, or other notices from any governmental entity relating to any environmental condition relating to its properties or elsewhere for which it may have legal responsibility, with a full description thereof; the Borrower agrees to take any and all reasonable steps and to perform any and all reasonable actions necessary or appropriate to promptly comply with any such citations, compliance orders or environmental laws requiring it to remove, treat or dispose of such hazardous materials, wastes or conditions at the sole expense of the Appearers and to provide the Lender with satisfactory evidence of such compliance; provided, that nothing contained herein shall preclude the Appearers from contesting any such compliance orders or citations if such contest is made in good faith, appropriate reserves are established for the payment for the cost of compliance therewith, and the Lender’s security interest in any such property affected thereby (or the priority thereof) is not jeopardized.

(13)
Additional Documentation. Upon the written request of Lender each Appearer shall promptly and duly execute and deliver all such further instruments and documents and take such further action as Lender may deem necessary to obtain the full benefits of this Agreement and of the rights and powers granted in this Agreement.

(14)
ERISA Information and Compliance. The Borrower will promptly furnish to the Lender (i) promptly after the filing thereof with the United States Secretary of Labor or the Pension Benefit Guaranty Corporation, copies of each annual and other report with respect to each Plan or any trust created by the Borrower, and (ii) immediately upon becoming aware of the occurrence of any “reportable event,” as such term is defined in Section 4043 of ERISA, or of any “prohibited transaction,” as such term is defined in Section 4975 of the Internal Revenue Code of 1954, as amended, in connection with any Plan or any trust created by the Borrower, a written notice signed by the president, the chairman, the managing member or the chief financial officer of the Borrower specifying the nature thereof, what action the Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto. The Borrower will comply with all of the applicable funding and other requirements of ERISA as such requirements relate to the Plans of the Borrower.

F. CONDITIONS PRECEDENT TO LOANS. Lender shall have no obligation to advance funds under this Agreement until and unless the following conditions have been and remain satisfied:

(1)	Lender shall have received the Loan and Collateral Documents contemplated by this Agreement in form and substance satisfactory to Lender;

(2)	All representations and warranties made by each Appearer to Lender shall be true and correct as of the date of the Loan’s funding;

(3)
Each Appearer’s business must be in a condition satisfactory to Lender, the management and ownership of any Appearer must not have changed and no material adverse change (from that reflected in the last financial statements delivered to, and accepted by, Lender prior to execution of this Agreement) has occurred in the financial condition of the Borrower or any Appearer; and

(4)	There exists no Default (or event which with notice or lapse of time or both could constitute a Default) under this Agreement or any other agreement between Borrower and Lender.

G. DEFAULT. Any of the following events shall be considered a “Default” or an “Event of Default” as that term is used herein:

(a) Principal and Interest Payments. The Borrower fails to make payment when due of any principal or interest on the Note or any other indebtedness to the Lender.

(b) Representations and Warranties. Any representation or warranty contained in this Agreement, the Note or any of the Collateral Documents proves to have been incorrect in any material respect as of the date thereof; or any representation, statement (including financial statements), certificate or data furnished or made to the Lender by any Appearer under this Agreement, the Note or any of the Collateral Documents proves to have been untrue in any material adverse respect as of the date as of which the facts therein set forth were stated or certified.

(c) Insurance. The Appearers fail to maintain or cause to be maintained at any time the insurance required by this Agreement and the Collateral Documents.

(d) Other Debt to Lender. The Borrower defaults in the payment of any amounts due to the Lender or in the observance or performance of any of the covenants or agreements contained in any credit agreements, notes, leases, collateral or other documents relating to any debt of the Borrower to the Lender other than the indebtedness incurred pursuant to this Agreement.

(e) Other Debt to Other Lenders. The Borrower defaults in the payment of any amounts due to anyone other than the Lender or in the observance or performance of any of the covenants or agreements contained in any credit agreements, notes, leases, collateral or other documents relating to any debt of the Borrower to anyone other than the Lender in excess of $50,000.00, and any grace period applicable to such default has elapsed.

(f) Involuntary Bankruptcy or Receivership Proceedings. A receiver, conservator, liquidator or trustee of the Borrower or any other Appearer or of any of its or his property (including the Property) is appointed by order or decree of any court or agency or supervisory authority having jurisdiction; or an order for relief is entered against the Borrower or any other Appearer under the Federal Bankruptcy Code; or the Borrower or any other Appearer is adjudicated bankrupt or insolvent; or any material portion of any property of the Borrower or any other Appearer (including the Property) is sequestered by court order and such order remains in effect for more than 30 days after such party obtains knowledge thereof; or a petition is filed against the Borrower or any other Appearer under any state, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or receivership law of any jurisdiction, whether now or hereafter in effect, and such petition is not dismissed within 60 days.

(g) Voluntary Petitions. The Borrower or any other Appearer files a case under the Federal Bankruptcy Code or seeks relief under any provision of any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or consents to the filing of any case or petition against it or him under any such law.

(h) Assignments for Benefit of Creditors. The Borrower or any other Appearer makes an assignment for the benefit of its or his creditors, or admits in writing its or his inability to pay its or his debts generally as they become due, or consents to the appointment of a receiver, trustee or liquidator of the Borrower or any other Appearer or of all or any part of its or his property.

(i) Undischarged Judgments. Judgment for the payment of money in excess of $20,000 (which is not covered by insurance) is rendered by any court or other governmental body against the Borrower or any other Appearer, and the Appearer does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 30 days from the date of entry thereof, and within said 30-day period or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal while providing such reserves therefor as may be required under generally accepted accounting principles.

(j) Attachment. A writ or warrant of attachment or any similar process shall be issued by any court against all or any material portion of the Property of the Borrower or any other Appearer, and such writ or warrant of attachment or any similar process is not released or bonded within 30 days after its entry.

(k) Condemnation. The Property, or any portion thereof, is condemned or expropriated under power of eminent domain by any legally constituted governmental authority.

(l) Other Covenants. The Borrower or other Appearer defaults in the observance or performance of any of the covenants or agreements contained in this Agreement, the Note or any of the Collateral Documents, to be kept or performed by the Borrower or such Appearer (other than a default under Subsections (a) through (k) hereof), and such default continues unremedied for a period of 30 days after notice thereof being given by the Lender to the Borrower.

H. REMEDIES. (a) Upon the happening of any Event of Default specified in the preceding Section (other than subsections (f) or (g) thereof), the Lender may by written notice to the Borrower declare the entire principal amount of the Loan then outstanding and interest accrued thereon to be immediately due and payable without presentment, demand, protest, notice of protest or dishonor or other notice of default of any kind, all of which are hereby expressly waived by the Borrower and each of the Appearers.

(b) Upon the happening of any Event of Default specified in subsections (f) or (g) of the preceding Section, the entire principal amount of all obligations then outstanding including interest accrued thereon shall, without notice or action by the Lender, be immediately due and payable without presentment, demand, protest, notice of protest or dishonor or other notice of default of any kind, all of which are hereby expressly waived by the Borrower.

(c) Upon the occurrence of any Event of Default, the Lender shall have the right to set-off any funds of the Borrower in the possession of the Lender against any amounts then due by the Borrower to the Lender pursuant to this Agreement, and to enforce all rights of Lender pursuant to the collateral documents and to enforce all other remedies available to Lender by contract or law.

I. MISCELLANEOUS PROVISIONS. Appearers collectively agree to pay all of the costs, expenses and fees incurred in connection with the Loan or a default thereunder or the enforcement thereof, including attorneys fees and appraisal fees. The rights and obligations of Lender under this Agreement and the Collateral Documents may be assigned. This Agreement is not assignable by any Appearer and no party other than an Appearer is entitled to rely on this Agreement. In no event shall any Appearer or Lender be liable to the other for indirect, special or consequential damages, including the loss of anticipated profits that may arise out of or are in any way connected with the issuance of this Agreement. No course of dealing nor any failure or delay by Lender with respect to exercising any of its rights, powers or privileges under this Agreement shall operate as a waiver thereof. No condition or other term of this Agreement may be waived or modified except by a writing signed by the Borrower and Lender. THIS AGREEMENT AND THE PROMISSORY NOTE EVIDENCING THE LOAN UNDER THIS AGREEMENT SHALL BE GOVERNED BY LOUISIANA LAW. In the event that any one or more of the provisions contained in this Agreement, the Note or the Collateral Documents shall, for any reason, be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, the Note or the Collateral Documents. The rights and remedies of the Lender under this Agreement, the Note and the Collateral Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy. Time shall be deemed of the essence with respect to the performance of all of the terms, provisions and conditions on the part of the Appearers to be performed hereunder.

J. RELATIONSHIP. The relationship between Appearers and Lender shall be solely that of borrower and lender, and such relationship shall not under any circumstances whatsoever be construed to be a joint venture or partnership.

K. STOCK PURCHASE AGREEMENT. Upon consummation of the transaction contemplated by the Stock Purchase Agreement: i) the indemnity provisions contained in Sections 11(b), 11(c) and 12 of this Agreement shall be superseded by the indemnity provisions contained in the Stock Purchase Agreement; and ii) the Guaranty Agreement shall be terminated.

-signatures on following page-

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed as of the date first above written.

BORROWER:	TALEN’S MARINE AND FUEL, INC.

By:	/s/ C. Raymond Talen

Name:	C. Raymond Talen

Title:	President

GUARANTOR:	/s/ C. Raymond Talen
C. RAYMOND TALEN

OWNER:	TALEN LANDING II, INC.

By:	/s/ C. Raymond Talen

Name:	C. Raymond Talen

Title:	President

LENDER:	ALLEGRO BIODIESEL CORPORATION

By:	/s/ W. Bruce Comer

Name:	W. Bruce Comer, III

Title:	Chief Executive Officer

Exhibit A

The property described more fully below, together with all buildings or improvements thereon or to be placed thereon, and all rights, ways, privileges, servitudes and appurtenances thereunto belonging, and together with all cooling, heating, plumbing and lighting fixtures and equipment now or hereafter attached to or used in connection with the real estate so described:

A 8.691 acre tract of land commencing at a point 494.80 feet South of the Corner of Sections 2, 3, 10, 11 of Section 10, Township 13 South, Range 3 West, Cameron Parish, thence South 00 degrees 56’ 57” West, a distance of 286.90 feet; thence North 89 degrees 13’ 57” West, a distance of 140.64 feet; thence North 00 degrees 48’ 51” East, a distance of 61.94 feet; thence South 63 degrees 28’ 22” West, a distance of 158.14 feet; thence South 76 degrees 51’ 55” West, a distance of 221.03 feet; thence South 23 degrees 35’ 57” West, a distance of 545.70 feet; thence North 70 degrees 09’ 28” West, a distance of 232.29 feet; thence North 00 degrees 58’ 15” East 591.11 feet; thence South 89 degrees 15’ 44” East, a distance of 396.26 feet; thence North 00 degrees 58’ 13” East, a distance of 187.40 feet; thence South 89 degrees 06’ 48” East, a distance of 528.84 feet, to the point of commencement, records of Cameron Parish, Louisiana, and as per the plat by Michael P. Guidry dated May 13, 1997 attached to that certain Cash Deed recorded in the records of the Clerk of Court’s office of the Parish of Cameron, State of Louisiana, under Entry Number ____________.

PROMISSORY NOTE

$640,000.00 June 26, 2007

FOR VALUE RECEIVED, the undersigned, Talen’s Marine and Fuel, Inc., a Louisiana corporation (“Borrower”), hereby promises to pay to the order of Allegro Biodiesel Corporation, a Delaware corporation (“Lender”), the principal sum of Six Hundred Forty Thousand and No/100 Dollars ($640,000.00), or such lesser amount as may be reflected from time to time on the books and records of the Lender as evidencing the aggregate unpaid principal balance of loan advances made to Borrower, together with simple interest at the rate of ten percent (10%) per annum, assessed on the unpaid principal balance of this Note as outstanding from time to time. Interest shall accrue commencing on the date hereof and shall continue until this Note is paid in full.

This Note, including all accrued but unpaid interest and all outstanding principal owed hereunder, shall be paid by Borrower in full at maturity. The maturity date of this Note is the earlier of September 24, 2007 or the consummation of the transaction contemplated by that Stock Purchase Agreement executed among Lender, the shareholders of Borrower and Talen Landing II, Inc., dated contemporaneously herewith (the ”Stock Purchase Agreement”). Notwithstanding the foregoing, if that certain Stock Purchase Agreement executed among Lender, the shareholders of Borrower and Talen Landing II, Inc., dated contemporaneously herewith, terminates without consummation of the transaction contemplated thereby, then this Note is immediately due and payable on demand.

PAYMENT. The amount of interest accruing hereunder shall be computed (on a daily basis) on an actual day, 360-day year basis. All payments of principal and interest on this Note shall be made in lawful currency of the United States in Federal or other immediately available funds at the office of Lender at 6033 West Century Boulevard, Suite 1090, Los Angeles, California 90045, or at such other place as the holder hereof may designate in writing.

LOAN AGREEMENT. This Note is made and executed pursuant to the Loan Agreement among Borrower, Talen Landing II, Inc., C. Raymond Talen and Lender executed contemporaneously herewith (the “Loan Agreement”) and is secured in the manner described therein. All capitalized terms used in this Note (and not otherwise defined herein) shall have the meanings defined in the Loan Agreement.

PREPAYMENT PENALTY. There is no prepayment penalty.

EVENTS OF DEFAULT. Subject to the provisions and grace periods set forth in the Loan Agreement, the following actions and/or inactions shall constitute default events under this Note:

Default Under This Note. Should Borrower default in the payment of principal and/or interest under this Note.

Default Under Loan Agreement. Should Borrower, or any other party thereto, default in the performance of any obligation set forth in the Loan Agreement.

Default Under Security Agreements. Should Borrower, or any other party thereto, fail to comply fully with any of the terms and conditions of, or default under any security right, instrument, documents, or agreement directly or indirectly securing repayment of this Note.

Other Defaults in Favor of Lender. Should Borrower of this Note default under any other loan, extension of credit, security right, instrument, document, or agreement or obligation in favor of Lender, or should any Event of Default under the Loan Agreement occur.

Default in Favor of Third Parties. Should Borrower default under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may affect any property or other collateral directly or indirectly securing repayment of this Note.

Insolvency. Should the suspension, failure or insolvency, however evidenced, of Borrower of this Note occur or exist.

Readjustment of Indebtedness. Should proceedings for readjustment of indebtedness, reorganization, bankruptcy, composition or extension under any insolvency law be brought by or against Borrower.

Assignment for benefit of Creditors. Should Borrower file proceedings for a respite or make a general assignment for the benefit of creditors.

Receivership. Should a receiver of all or any part of Borrower’s property be applied for or appointed.

Dissolution Proceedings. Should proceedings for the dissolution or appointment of a liquidator of Borrower be commenced.

False Statements. Should any representation, warranty, or material statement of Borrower made in connection with the obtaining the loan evidenced by this Note or any security agreement directly or indirectly securing repayment of this Note, prove to be incorrect or misleading in any respect.

Material Adverse Change. Should any material adverse change occur in the financial condition of Borrower or any guarantor of this Note or should any material discrepancy exist between the financial statements submitted by Borrower or any guarantor and the actual financial condition of Borrower or such guarantor.

LENDER’S RIGHT UPON DEFAULT. Should any one or more default events occur or exist under this Note as provided above, Lender shall have the right, at its sole option, to declare formally this Note to be in default and to accelerate the maturity and insist upon immediate payment in full of the unpaid principal balance then outstanding under this Note, plus accrued interest, together with reasonable attorneys’ fees, costs, expenses and other fees and charges as provided herein. Lender shall have the further right, again at its sole option, to declare formal default and to accelerate the maturity and to insist upon immediate payment in full of each and every other loan, extension of credit, debt, liability and/or obligation of every nature and kind that borrower may then owe to lender, whether direct or indirect or by way of assignment, and whether absolute or contingent, liquidated or unliquidated, voluntary or involuntary, determined or undetermined, secured or unsecured, whether Borrower is obligated alone or with others on a “solidary” or “joint and several” basis, as a principal obligor or otherwise, all without further notice or demand, unless Lender shall otherwise elect.

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PURPOSE. Borrower agrees that no advances under this Note shall be for personal, family, or household purposes and that all advances hereunder shall be used solely for business, commercial, agricultural or other similar purposes.

INTEREST AFTER DEFAULT. If Lender declares this Note to be in default, Lender has the right prospectively to adjust and fix the simple interest rate under this Note until this Note is paid in full, as follows: The fixed default interest rate shall be equal to five (5%) per cent per annum in excess of the interest rate under this Note.

ATTORNEYS FEES. In the event that any payment of any principal or interest due hereunder shall not be paid when due, whether by reason of acceleration or otherwise, and this Note is placed in the hands of an attorney or attorneys for collection or for foreclosure of the security as contemplated by the Loan Agreement, or the enforcement against other collateral, securing payment hereof, or if this Note is placed in the hands of an attorney or attorneys for representation of Lender in connection with bankruptcy or insolvency proceedings relating hereto, Borrower promises to pay, in addition to all other amounts otherwise due hereon, the costs and expenses of such collection, foreclosure and representation, including, without limitation, reasonable attorneys’ fees and expenses (whether or not litigation shall be commenced in aid thereof).

COLLATERAL. This Note is secured by the security as contemplated by the Loan Agreement.

GOVERNING LAW. Borrower agrees that this Note and the loan evidenced hereby shall be governed by, and construed in accordance with, the laws of the State of Louisiana, exclusive of its conflict of laws provisions. Specifically, this business or commercial Note is subject to La. R.S. 9:3509, et seq.

WAIVERS. Borrower hereby waives demand, presentment for payment, protest, notice of protest and notice of nonpayment, and all pleas of division and discussion, and severally agree that their obligations and liabilities hereunder shall be on a “solidary” or “joint and several” basis. Borrower further severally agrees that discharge or release of any party who is or may be liable to Lender for the indebtedness represented hereby, or the release of any collateral directly or indirectly securing repayment hereof, shall not have the effect of releasing any other party or parties, who shall remain liable to Lender, or of releasing any other collateral that is not expressly released by Lender. Borrower additionally agrees that Lender’s acceptance of payment other than in accordance with the terms of this Note, or Lender’s subsequent agreement to extend or modify such repayment terms, or Lender’s failure or delay in exercising any rights or remedies granted to Lender, shall likewise not have the effect of releasing Borrower or any other party or parties from their respective obligations to Lender, or of releasing any collateral that directly or indirectly secures repayment hereof. In addition, any failure or delay on the part of Lender to exercise any of the rights and remedies granted to Lender shall not have the effect of waiving any of Lender’s rights and remedies. Any partial exercise of any rights and/or remedies granted to Lender shall furthermore not be construed as a waiver of any other rights and remedies; it being Borrower’s intent and agreement that Lender’s rights and remedies shall be cumulative in nature. Borrower further agrees that, should any default event occur or exist under this Note, any waiver or forbearance on the part of Lender to pursue the rights and remedies available to Lender, shall be binding upon Lender only to the extent that Lender specifically agrees to any such waiver or forbearance in writing. A waiver or forbearance on the part of Lender as to one default event shall not be construed as a waiver or forbearance as to any other default. Borrower further agrees that any late charges provided for under this Note will not be charges for deferral of time for payment and will not and are not intended to compensate Lender for a grace or cure period, and no such deferral, grace or cure period has or will be granted to Borrower in return for the imposition of any late charge. Borrower recognizes that Borrower’s failure to make timely payment of amounts due under this Note will result in damages to Lender, including, but not limited to Lender’s loss of the use of amounts due, and Borrower agrees that any late charges imposed by Lender hereunder will represent reasonable compensation to Lender for such damages. Failure to pay in full any installment or payment timely when due under this Note, whether or not a late charge is assessed, will remain and constitute an Event of Default hereunder.

SUCCESSORS AND ASSIGNS LIABLE. Borrower’s obligations and agreements under this Note shall be binding upon Borrower’s successors, heirs, legatees, devisees, administrators, executors and assigns. The rights and remedies grated to Lender under this Note shall inure to the benefit of Lender’s successors and assigns, as well as to any subsequent holder or holders of this Note.

CAPTION HEADINGS. Caption headings of the sections of this Note are for convenience purposes only and are not to be used to interpret or to define their provisions. In this Note, whenever the context so requires, the singular includes the plural and the plural also includes the singular.

SEVERABILITY. If any provision of this Note is held to be invalid, illegal or unenforceable by any court, that provision shall be deleted from this Note and the balance of this Note shall be interpreted as if the deleted provision never existed.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE.

BORROWER:

TALEN’S MARINE AND FUEL, INC.

By:	/s/ C. Raymond Talen

Name:	C. Raymond Talen

Title:	President

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GUARANTY AGREEMENT

Borrower:

TALEN’S MARINE AND FUEL, INC.
225 Pleasant Street
Lake Arthur, Louisiana 70549

Lender:

ALLEGRO BIODIESEL CORPORATION
6033 West Century Boulevard, Suite 1090
Los Angeles, California 90045

Guarantor:

C. RAYMOND TALEN
1216 Pom Roy Road
Lake Arthur, Louisiana 70549

DEFINITIONS.  The following terms shall have the following meanings when used in this Agreement:

Agreement. The term "Agreement" refers to this Guaranty Agreement as this Agreement may be amended or modified from time to time.

Appearers. The term “Appearers” refers individually, collectively and interchangeably to the parties named above as Borrower and Guarantor.

Borrower. The term "Borrower" refers individually, collectively and interchangeably to the above named Borrower(s).

Guarantor. The term "Guarantor" refers individually, collectively and interchangeably to the above named Guarantor(s) and all other persons guaranteeing payment and satisfaction of the Indebtedness as hereinafter defined.

Indebtedness. The term "Indebtedness" refers individually, collectively and interchangeably to i) a debt by the Borrower to the Lender in the amount of $640,000.00, and ii) Borrower’s obligations to Lender under that certain loan agreement among Borrower, Talen Landing II, Inc., Guarantor and Lender, dated contemporaneously herewith (as amended, modified or restated from time to time, the “Loan Agreement”). The debt is represented by a promissory note in the amount of $640,000.00, payable to the order of the Lender (including any amendments, substitutions, renewals and restatements, the “Note”) such Note being executed contemporaneously herewith. Payments on the Note are due as set forth in the Note. The Note matures on the earlier of September 24, 2007 or the consummation of the transaction contemplated by that Stock Purchase Agreement executed among Lender, the shareholders of Borrower and Talen Landing II, Inc., dated contemporaneously herewith (the “Stock Purchase Agreement”).

Lender. The term "Lender" refers collectively to the above named lenders, their successors and assigns, and any subsequent holder or holders of the Indebtedness, the obligations hereunder being fully enforceable.

GUARANTEE OF THE INDEBTEDNESS. Guarantor hereby absolutely and unconditionally agrees to, and by these presents does hereby, guarantee the prompt and punctual payment, performance and satisfaction of any and all of the present and future Indebtedness in favor of Lender. The amount of this guaranty is unlimited. This is a guaranty of payment and performance. The liability of Guarantor under this Agreement shall be direct and immediate and not conditional or contingent upon the pursuit of any remedies against Appearers or any other person (including, without limitation, other guarantors, if any), nor against any collateral securing the Indebtedness. Guarantor waives any right to require that any action be brought against Appearers or any other person or to require that resort be had to any collateral for the Indebtedness. In the event, on account of the Bankruptcy Reform Act of 1978, as amended, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, Appearers shall be relieved of or fail to incur any debt, obligation or liability including the Indebtedness, Guarantor shall nevertheless be fully liable therefor. In the event of a default under or in payment of the Indebtedness which is not cured within any applicable grace or cure period, Lender shall have the right to enforce its rights, powers and remedies (including, without limitation, foreclosure of all or any portion of the collateral for the Indebtedness) thereunder or hereunder, in any order, and all rights, powers and remedies available to Lender in such event shall be non-exclusive and cumulative of all other rights, powers and remedies provided thereunder or hereunder or by law or in equity. If the Indebtedness and obligations guaranteed hereby are partially paid or discharged by reason of the exercise of any of the remedies available to Lender, this Agreement shall nevertheless remain in full force and effect, and Guarantor shall remain liable for all remaining Indebtedness and obligations guaranteed hereby, even though any rights which Guarantor may have against Appearers may be destroyed or diminished by the exercise of any such remedy. The obligations of each Guarantor (each signatory) under this Agreement shall be joint and several and solidary.

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CONTINUING GUARANTY. Guarantor's obligations and liability under this Agreement shall be open and continuous for so long as this Agreement remains in effect. Guarantor intends to and does hereby guarantee at all times the prompt and punctual payment, performance and satisfaction of all of the present and future Indebtedness in favor of Lender. Accordingly, any payments made on the Indebtedness will not discharge or diminish the obligations and liability of Guarantor under this Agreement for any remaining and succeeding Indebtedness in favor of Lender.

DURATION OF GUARANTY. This Agreement and Guarantor's obligations and liability hereunder shall remain in full force and effect until the earlier of: a) such time as the Indebtedness is fully paid and satisfied without further obligations on the part of the Lender to the Appearers to extend additional credit; or b) the consummation of the transaction contemplated by the Stock Purchase Agreement, at which time Lender shall provide Guarantor a written cancellation instrument in favor of Guarantor. Fluctuations may occur in the aggregate amount of the Indebtedness guaranteed under this Agreement and it is specifically acknowledged and agreed to by Guarantor that reductions in the amount of the Indebtedness, even to zero ($0.00) dollars, prior to Lender's written cancellation of this Agreement, shall not constitute or give rise to a termination of this Agreement.

DEFAULT. Should any event of default occur or exist under any of the Indebtedness in favor of Lender, Guarantor unconditionally and absolutely agrees to pay Lender the then unpaid amount of the Indebtedness, in principal, interest, costs, expenses, attorneys' fees and other fees and charges, subject to the maximum principal dollar amount limitations set forth above. Such payment or payments shall be made at Lender's offices indicated above, immediately following demand by Lender.

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GUARANTOR'S WAIVER. Guarantor hereby waives:

(A) Notice of Lender's acceptance of this Agreement.

(B) Any right to require Lender to notify Guarantor of any nonpayment relating to any collateral directly or indirectly securing the Indebtedness, or notice of any action or nonaction on the part of any Appearer, Lender, or any other guarantor, surety or endorser of the Indebtedness, or notice of the creation of any new or additional Indebtedness subject to this Agreement.

(C) Any rights to demand or require collateral security from any Appearer or any other person as provided under applicable Louisiana law or otherwise.

(D) Any right to require Lender to notify Guarantor of the terms, time and place of any public or private sale of any collateral directly or indirectly securing the Indebtedness.

(E) Any "one action" or "anti-deficiency" law or any other law which may prevent Lender from bringing any action, including a claim for deficiency against Guarantor, before or after Lender's commencement or completion of any foreclosure action, or any action in lieu of foreclosure.

(F) Any election of remedies by Lender that may destroy or impair Guarantor's subrogation rights or Guarantor's right to proceed for reimbursement against any Appearer or any other guarantor, surety or endorser of the Indebtedness, including without limitation, any loss of rights Guarantor may suffer by reason of any law limiting, qualifying, or discharging the Indebtedness.

(G) Any disability or other defense of any Appearer, or any other guarantor, surety or endorser, or any other person, or by reason of the cessation from any cause whatsoever, other than payment in full of the Indebtedness.

(H) Any statute of limitations or prescriptive period, if at the time an action or suit brought by Lender against Guarantor is commenced, there is any outstanding Indebtedness of any Appearer to Lender which is barred by any applicable statute of limitations or prescriptive period.

Guarantor warrants and agrees that each of the waivers set forth above is made with Guarantor's full knowledge of its significance and consequences, and that, under the circumstances, such waivers are reasonable and not contrary to public policy or law. If any such waiver is determined to be contrary to any applicable law or public policy, such waiver shall be effective only to the extent permitted by law.

GUARANTOR'S SUBORDINATION OF RIGHTS. In the event that Guarantor should for any reason (A) advance or lend monies to any Appearer, whether or not such funds are used to make payment(s) under the Indebtedness, and/or (B) make any payment(s) to Lender or others for and on behalf of any Appearer under the Indebtedness, and/or (C) make any payment to Lender in total or partial satisfaction of Guarantor's obligations and liabilities under this Agreement, Guarantor hereby agrees that any and all rights that Guarantor may have or acquire to collect from or to be reimbursed by any Appearer (or from or by any other guarantor, endorser or surety of the Indebtedness), whether Guarantor's rights of collection or reimbursement arise by way of subrogation to the rights of Lender or otherwise, shall in all respects, whether or not any Appearer is presently or subsequently becomes insolvent, be subordinate, inferior and junior to the rights of Lender to collect and enforce payment, performance and satisfaction of the then remaining Indebtedness, until such time as the Indebtedness is fully paid and satisfied. In the event of Appearers’ insolvency or consequent liquidation of Appearers' assets, through bankruptcy, by an assignment for the benefit of creditors, by voluntary liquidation, or otherwise, the assets of Appearers applicable to the payment of claims of both Lender and Guarantor shall be paid to Lender and shall be first applied by Lender to the then remaining Indebtedness. If Guarantor is, or at any time may be, an "insider" of Appearers (or of any other guarantor, surety or endorser of the Indebtedness) within the context of Section 101(30) of the Bankruptcy Code (11 U.S.C. 101(30)), Guarantor shall have no rights of, and unconditionally agrees not to seek or obtain, collection or reimbursement from Appearers (or from any other guarantor, surety or endorser of the Indebtedness), whether by subrogation of Lender's rights or otherwise until the thirteenth (13th) month anniversary date following the full and final payment and satisfaction of the Indebtedness.

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GUARANTOR'S RECEIPT OF PAYMENTS. Guarantor further agrees to refrain from attempting to collect and/or enforce any of Guarantor's collection and/or reimbursement rights against any Appearer (or against any other guarantor, surety or endorser of the Indebtedness) arising because of payment pursuant to this Guaranty until such time as all of the then remaining Indebtedness in favor of Lender is fully paid and satisfied. In the event that Guarantor should for any reason whatsoever receive any payment(s) from any Appearer (or any other guarantor, surety or endorser of the Indebtedness) that the Appearer (or such a third party) may owe to Guarantor because of payment pursuant to this Guaranty, Guarantor agrees to accept such payment(s) for and on behalf of Lender, advising the Appearer (or the third party payee) of such fact. Guarantor further unconditionally agrees to immediately deliver such funds to Lender, with such funds being held by Guarantor over any interim period, in trust for Lender. In the event that Guarantor should for any reason whatsoever receive any such funds from any Appearer (or any third party), because of payment pursuant to this Guaranty, and Guarantor should deposit such funds in one or more of Guarantor's deposit accounts, no matter where located, Lender shall have the right to attach such accounts in which such funds were deposited, whether or not such funds were commingled with other monies of Guarantor, and whether or not such funds then remain on deposit in such an account or accounts, but only to the extent of such deposit of funds from the Appearer.

ADDITIONAL COVENANTS. Guarantor agrees that Lender may, at its sole option, at any time, and from time to time, without the consent of or notice to Guarantor, or any of them, or to any other party, and without incurring any responsibility to Guarantor or to any other party, and without impairing or releasing any of Guarantor's obligations or liabilities under this Agreement:

(A) Make additional secured and/or unsecured loans to any Appearer.

(B) Discharge, release or agree not to sue any party (including, but not limited to, any or all Appearer(s) or any other guarantor, surety, or endorser of the Indebtedness), who is or may be liable to Lender for any of the Indebtedness.

(C) Sell, exchange, release, surrender, realize upon, or otherwise deal with, in any manner and in any order, any collateral directly or indirectly securing repayment of any of the Indebtedness.

(D) Alter, renew, extend, accelerate, or otherwise change the manner, place, terms and/or times of payment or other terms of the Indebtedness, or any part thereof, including any decrease in the rate or rates of interest on any of the Indebtedness.

(E) Settle or compromise any of the Indebtedness.

(F) Apply any payments and/or proceeds to any of the Indebtedness in such priority or with such preferences as Lender may determine in its sole discretion, regardless of which of the Indebtedness then remains unpaid.

(G) Take or accept any other collateral as security or guaranty for any or all of the Indebtedness.

NO IMPAIRMENT OF GUARANTOR'S OBLIGATIONS. No course of dealing between Lender and Appearers (or any other guarantor, surety of endorser of the Indebtedness), nor any failure or delay on the part of Lender to exercise any of Lender's rights and remedies under this Agreement or any other agreement or agreements by and between Lender and Appearers (or any other guarantor, surety or endorser), shall have the effect of impairing or releasing Guarantor's obligations and liabilities to Lender, or of waiving any of Lender's rights and remedies under this Agreement or otherwise. Any partial exercise of any rights and remedies granted to Lender shall furthermore not constitute a waiver of any of Lender's other rights and remedies; it being Guarantor's intent and agreement that Lender's rights and remedies shall be cumulative in nature. Guarantor further agrees that, should any Appearer default under any of the Indebtedness, any waiver or forbearance on the part of Lender to pursue Lender's available rights and remedies shall be binding upon Lender only to the extent that Lender specifically agrees to such waiver or forbearance in writing. A waiver or forbearance on the part of Lender as to one event of default shall not constitute a waiver or forbearance as to any other default.

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NO RELEASE OF GUARANTOR. Guarantor's obligations and liabilities under this Agreement shall not be released, impaired, reduced, or otherwise affected by, and shall continue in full force and effect notwithstanding the occurrence of any event, including without limitation any one or more of the following events:

(A) The death, insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution, or lack of authority (whether corporate, partnership or trust) of any Appearer (or any person acting on an Appearer's behalf), or of any other guarantor, surety or endorser of the Indebtedness.

(B) Any payment by Appearers, or any party, to Lender that is held to constitute a preferential transfer or a fraudulent conveyance under any applicable law, or any such amounts or payment which, for any reason, Lender is required to refund or repay to Appearers or to any other person.

(C) Any dissolution of any Appearer, or any sale, lease or transfer of all or any part of any Appearer's assets.

(D) Any failure of Lender to notify Guarantor of the making of additional loans or other extensions of credit in reliance on this Agreement.

REPRESENTATIONS AND WARRANTIES BY GUARANTOR. Guarantor represents and warrants that:

(A) Guarantor has the lawful power to own its properties and to engage in its business as presently conducted.

(B) Guarantor's guaranty of the Indebtedness and Guarantor's execution, delivery and performance of this Agreement are not in violation of any laws and will not result in a default under any contract, agreement, or instrument to which Guarantor is a party, or by which Guarantor or its property may be bound.

(C) Guarantor has agreed and consented to execute this Agreement and to guarantee the Indebtedness in favor of Lender, at Appearers' request and not at the request of Lender.

(D) Guarantor will receive and/or has received a direct or indirect material benefit from the transactions contemplated herein and/or arising out of the Indebtedness.

(E) This Agreement, when executed and delivered to Lender, will constitute a valid, legal and binding obligation of Guarantor, enforceable in accordance with its terms.

(F) Guarantor has established adequate means of obtaining information from Appearers on a continuing basis regarding Appearers' financial condition.

(G) Lender has made no representations to Guarantor as to the creditworthiness of Appearers.

ADDITIONAL OBLIGATIONS OF GUARANTOR. So long as this Agreement remains in full force and effect, Guarantor has not and will not, without Lender's prior written consent, sell, lease, assign, pledge, hypothecate, encumber, transfer, or otherwise dispose of all or substantially all of Guarantor's assets. Guarantor agrees to keep adequately informed of any facts, events or circumstances which might in any way affect Guarantor's risks under this Agreement. Guarantor further agrees that Lender shall have no obligation to disclose to Guarantor any information or material relating to Appearers or the Indebtedness.

NOTICES. Any notice provided in this Agreement must be in writing and will be considered as given on the day it is delivered by hand or deposited in the U.S. mail, postage prepaid, addressed to the person to whom the notice is to be given at the address shown above or at such other addresses as any party may designate to the other in writing. If there is more than one Guarantor under this Agreement, notice to any Guarantor shall constitute notice to all Guarantors. Notice to each Appearer shall be sent or delivered to the following address:

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Allegro Biodiesel Corporation
6033 West Century Boulevard, Suite 1090
Los Angeles, California 90045
Attention: W. Bruce Comer, III

ADDITIONAL GUARANTIES. Guarantor recognizes and agrees that Guarantor may be simultaneously herewith executing another Guaranty in favor of Lender and may have previously and may in the future grant one or more additional guaranties of the Indebtedness in favor Lender. The execution of this Agreement and any additional guaranties on the part of Guarantor will not be construed as a cancellation of this Agreement or any of Guarantor's other guaranties; it being Guarantor's full intent and agreement that all such guaranties of the Indebtedness in favor of Lender shall remain in full force and effect and shall be cumulative in nature and effect.

AMENDMENT. No amendment, modification, consent or waiver of any provision of this Agreement, or consent to any departure by Guarantor therefrom, shall be effective unless the same shall be in writing signed by a duly authorized officer of Lender, and then shall be effective only as to the specific instance and for the specific purpose for which given.

SUCCESSORS AND ASSIGNS BOUND. Guarantor's and Lender's obligations and liabilities under this Agreement shall be binding upon Guarantor's and Lender's successors, heirs, legatees, devisees, administrators, executors and assigns. The obligations of Guarantor hereunder shall flow in favor of any assignee of Lender’s rights in respect of the Indebtedness.

CAPTION HEADINGS. Caption headings of the sections of this Agreement are for convenience purposes only and are not to be used to interpret or to define their provisions. In this Agreement, whenever the context so requires, the singular includes the plural and the plural also includes the singular.

GOVERNING LAW. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Louisiana.

SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable. This Agreement shall be construed and enforceable as if the illegal, invalid or unenforceable provision had never comprised a part of it, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid and unenforceable provision, there shall be added automatically as a part of this Agreement, a provision as similar in terms to such illegal invalid or unenforceable provision as may be possible and legal, valid and enforceable.

IN WITNESS WHEREOF, the Guarantor has executed this Agreement as of June 26, 2007.

GUARANTOR:

/s/ C. Raymond Talen
C. Raymond Talen

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MULTIPLE INDEBTEDNESS MORTGAGE

UNITED STATES OF AMERICA
STATE OF LOUISIANA
PARISH OF LAFAYETTE

BE IT KNOWN that on this 26 day of June, 2007, before me, the undersigned authority, a Notary Public duly commissioned and qualified in and for the aforesaid Parish and State, and in the presence of the undersigned competent witnesses, personally came and appeared:

TALEN LANDING II, INC., a Louisiana corporation, whose principal place of business is located in Jefferson Davis Parish, State of Louisiana, at 225 Pleasant Street, Lake Arthur, Louisiana 70549, represented herein by its duly authorized President, C. Raymond Talen, as evidence by the unanimous written consent of the Board of Directors attached hereto as Exhibit “A” (hereinafter referred to as “Mortgagor”), who declared to me, Notary, that as security and collateral for a promissory note given by Talen’s Marine and Fuel, Inc., a Louisiana corporation (the “Borrower”), dated June 26, 2007 in the original principal amount of SIX HUNDRED FORTY THOUSAND AND NO/100 ($640,000.00) DOLLARS, to Allegro Biodiesel Corporation, a Delaware corporation (hereinafter referred to as “Lender”), including any and all present obligations and loans, extensions of credit and/or other financial accommodations obtained by Borrower from Lender, as well as from the successors and assigns of the Lender, including interest, attorney's fees, insurance premiums, assessments, taxes and costs, advanced under the terms of this Mortgage, and any other advances or expenditures made by the Lender for expenses incurred by the Lender in protection or in furtherance of its rights under this Mortgage and whether such amounts, liabilities or obligations be liquidated or unliquidated, now existing or hereafter arising (collectively, the “Indebtedness”), Mortgagor does hereby specially mortgage, affect and hypothecate unto and in favor of Lender, the property described more fully below, together with all buildings or improvements thereon or to be placed thereon, and all rights, ways, privileges, servitudes and appurtenances thereunto belonging, and together with all cooling, heating, plumbing and lighting fixtures and equipment now or hereafter attached to or used in connection with the real estate so described:

A 8.691 acre tract of land commencing at a point 494.80 feet South of the Corner of Sections 2, 3, 10, 11 of Section 10, Township 13 South, Range 3 West, Cameron Parish, thence South 00 degrees 56’ 57” West, a distance of 286.90 feet; thence North 89 degrees 13’ 57” West, a distance of 140.64 feet; thence North 00 degrees 48’ 51” East, a distance of 61.94 feet; thence South 63 degrees 28’ 22” West, a distance of 158.14 feet; thence South 76 degrees 51’ 55” West, a distance of 221.03 feet; thence South 23 degrees 35’ 57” West, a distance of 545.70 feet; thence North 70 degrees 09’ 28” West, a distance of 232.29 feet; thence North 00 degrees 58’ 15” East 591.11 feet; thence South 89 degrees 15’ 44” East, a distance of 396.26 feet; thence North 00 degrees 58’ 13” East, a distance of 187.40 feet; thence South 89 degrees 06’ 48” East, a distance of 528.84 feet, to the point of commencement, records of Cameron Parish, Louisiana, and as per the plat by Michael P. Guidry dated May 13, 1997 attached to that certain Cash Deed recorded in the records of the Clerk of Court’s office of the Parish of Cameron, State of Louisiana, under Entry Number ____________.

(collectively, the “Mortgaged Property”).

The maximum amount of the Indebtedness that may be outstanding at any time and from time to time that this Mortgage secures, including without limitation as a mortgage and as a collateral assignment, including all principal, interest and any expenses incurred by the Lender and all other amounts included within the Indebtedness, is FIVE MILLION ($5,000,000.00) DOLLARS.

The Mortgagor acknowledges that this Mortgage secures all loans and advances made or incurred by the Lender under or pursuant to that certain Loan Agreement, dated of even date herewith, among Mortgagor, Borrower, C. Raymond Talen and Lender (the “Loan Agreement”), this Mortgage, the Note or otherwise, whether optional or obligatory by the Lender. This Mortgage is and shall remain effective, even though the amount of the Indebtedness may now by zero or may later be reduced to zero, until all of the amounts, liabilities and obligations, present and future, comprising the Indebtedness have been incurred and are extinguished. When no Indebtedness secured by this Mortgage exists and the Lender is not bound to permit any Indebtedness to be incurred, this Mortgage may be terminated by the Mortgagor upon thirty (30) days prior written notice sent by the Mortgagor to the Lender in accordance with the provisions of this Mortgage.

MULTIPLE INDEBTEDNESS MORTGAGE

Mortgagor warrants that record title to the Mortgaged Property stands in Mortgagor’s name and is free of liens and encumbrances. Furthermore, the Mortgagor has not heretofore conveyed or agreed to convey or encumber the Mortgaged Property in any way, except in favor of the Lender.

Mortgagor acknowledges the obligations secured hereby, and confesses judgment thereon if the obligations are not paid in accordance with their terms. Should a) Mortgagor fail to comply with the obligations herein undertaken; b) Mortgagor or Borrower fail to comply with any obligation secured by this Mortgage, including without limitation failing to make payment when due of any principal or interest payments to Lender; c) Mortgagor or Borrower commit an “Event of Default” as defined in the Loan Agreement; or d) Mortgagor breach this contract in any way, Lender shall have the option to accelerate the maturity of the obligations secured herein, whether represented by promissory notes or otherwise, and any other amounts due under this contract and the same shall be due and payable immediately. Upon Mortgagor’s or Borrower’s default Lender may, without making a demand and without putting in default, seize all or part of the Mortgaged Property and have it sold by executory process or any other legal process.

Mortgagor hereby expressly waives: (a) the benefit of appraisement as provided in LSA-C.C.P. Articles 2332, 2336, 2723 and 2724 and all other laws conferring the same; (b) the demand for payment and the delay of three days accorded by LSA - C.C.P. Articles 2639 and 2721; (c) the delay of three days accorded by LSA C.C.P. 2331 and 2722 and (d) the benefit of any other articles of the Louisiana Code of Civil Procedure or laws relating to the rights of appraisement, notice, or delay; and Mortgagor expressly agrees to the immediate seizure of the Mortgaged Property in the event of suit hereon.

Mortgagor further agrees that in the event any proceedings are instituted to enforce this Mortgage either by executory process or by ordinary suit, any and all declarations of fact made by authentic act by a person declaring that such facts lie within his knowledge shall constitute authentic evidence of such facts for the purpose of the proceeding. The Mortgagor specifically agrees that such an affidavit by a representative of the Lender as to the existence, amount, terms and maturity of the Indebtedness and of a default thereunder shall constitute authentic evidence of such facts for the purpose of executory process.

In the event of foreclosure, Lender may elect to serve as keeper or to designate the keeper and if Lender so elects, Mortgagor hereby expressly authorizes and appoints the Lender or its assignee as the keeper of the Mortgaged Property pursuant to LSA - R.S. 9:5136, et seq. The compensation of the keeper is hereby fixed at 1% of the amount due or sued for, or claimed or sought to be protected or enforced, and shall be secured by the lien of this Mortgage.

Mortgagor agrees:

1.	To observe and abide by all lawful rules and regulations of legally constituted authorities from time to time in force and effect bearing upon and affecting the Mortgaged Property.

2.	Not to abandon the Mortgaged Property.

3.	To allow Lender access to and the right to inspect the Mortgaged Property, at all reasonable times.

4.
That the Mortgaged Property shall not be sold, alienated or encumbered to the prejudice of the Lender or of this Mortgage, without the Lender’s prior written consent. Mortgagor agrees that, unless prior written approval has been obtained from Lender, any sale, alienation or encumbrance, whether with or without assumption of the obligations secured hereby, shall constitute a breach of this Mortgage and shall constitute a default on the part of Mortgagor.

5.
That in the event that Mortgagor (or any one of them if more than one) should become insolvent, file a petition in bankruptcy, or should proceedings be instituted to put Mortgagor ( or any one of them if more than one) in involuntary bankruptcy, or should proceedings be taken against Mortgagor (or any one of them if more than one) looking to the appointment of a receiver, or syndic, or should Mortgagor (or any one of them if more than one) make an assignment for the benefit of creditors, or should any order be issued by any court for the appointment of a receiver or for the sequestration, seizure or attachment of the Mortgaged Property or should there be created any other lien or charges superior in rank to the lien and mortgage herein granted, save a governmental assessment or levy, then and in any such event, the obligations secured hereby in principal and interest and all other indebtedness secured hereby shall, at the option of the Lender, immediately become due and payable. Any failure on the part of the Lender to exercise said option shall not constitute a waiver of the right to exercise the same at any other time.

6.
To keep the improvements now existing or hereafter placed on the Mortgaged Property insured as may be required from time to time by Lender against loss by fire and other hazards, casualties and contingencies in such amounts and for such periods as may be required by Lender and to promptly pay any premiums due on such insurance. If Mortgagor should fail to pay same then Lender may, but is not obligated to, pay such premiums as it deems necessary with full right to repayment and interest as provided below. All insurance shall be carried in companies approved by Lender and the policies and renewals thereof shall be held by Lender and have attached thereto loss payable clauses in favor of and in a form acceptable to Lender. In the event of loss, Mortgagor will give immediate notice by mail to Lender who may make proof of loss if not made promptly by Mortgagor, and each insurance company concerned is hereby authorized and directed to make payment for such loss directly to Lender instead of to Mortgagor and Lender jointly, and the insurance proceeds, or any part thereof, may be applied by Lender at its option either to reduction of the indebtedness hereby secured or to the restoration or repair of the property damage. In the event of foreclosure of this Mortgage or other transfer of title to the Mortgaged Property in extinguishment of the indebtedness secured hereby, all right, title and interest of Mortgagor in and to any insurance policies then in force shall pass to the purchaser or grantee.

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MULTIPLE INDEBTEDNESS MORTGAGE

7.
To pay and discharge when due all taxes, local and special assessments and governmental or utility charges of every description which shall be imposed, assessed or levied upon the Mortgaged Property, or any part thereof, so that the priority of this Mortgage shall at all times be maintained and preserved, and to furnish to Lender evidence of the payment of same. If Mortgagor should fail to pay same then Lender may, but is not obligated to , pay them with full subrogation to all rights of taxing authorities by reason of such payment.

8.
To maintain, preserve and keep at all times all of the Mortgaged Property in thorough repair, good order and condition and to make all necessary repairs and improvements thereto so that the security of this Mortgage shall at no time become impaired; provided, however, that the Mortgagor shall make no repairs, additions or alterations to the Mortgaged Property or allow any work to be done thereon whereby any lien or privilege could result against the Mortgaged Property without previously obtaining the written consent of the Lender. Upon failure to maintain the Mortgaged Property, Lender at its option, may cause reasonable maintenance work to be performed at the cost of Mortgagor.

9.
To execute and deliver or cause to be executed and delivered to Lender such further documents and statements as Lender may require to perfect and protect the lien of this Mortgage, and pay all cost of recording such documents in such public offices as may be required by law.

10.
That any amount paid by Lender on Mortgagor’s behalf as authorized by this Mortgage, together with interest thereon at the rate of five (5.00%) percent per annum from the date of such payment until Mortgagor reimburses Lender therefore, shall be added to the Indebtedness secured by this Mortgage, and such additional debt in principal and interest shall be collectible by Lender on demand.

Lender may release, at any time, without notice, any part of the Mortgaged Property from the effect of this Mortgage or grant an extension or deferment of time for the discharge of any obligation hereunder, or release any one or more of the parties bound therefore from any or all of his or their obligation hereunder without affecting the personal liability of any other party then bound for the payment of the Indebtedness due hereunder.

Mortgagor waives all homestead exemptions to which Mortgagor is or may be entitled under the Constitution and laws of the State of Louisiana.

The covenants herein contained shall bind, and the benefits and advantages shall inure to, the respective heirs, executors, administrators, successors and assigns of the parties hereto. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

Whenever the Mortgagor herein is more than one person, the term “Mortgagor” as used herein shall be deemed to be plural and to refer to each or every such person as the context may indicate, and all obligations, duties liabilities, responsibilities and covenants of each any every one of such persons hereunder are and shall be solidary.

-signatures on following page-

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MULTIPLE INDEBTEDNESS MORTGAGE

THUS DONE, READ AND SIGNED at Lake Arthur, Louisiana, on the day and date herein first above written, in the presence of the undersigned competent witnesses, who hereunto sign their names with Mortgagor and me, Notary, after due reading of the whole.

WITNESSES:

TALEN LANDING, II, INC.

/s/ J. Bryan Caillier	/s/ C. Raymond Talen
Print Name: J. Bryan Caillier	C. Raymond Talen, President

/s/ Bernard C. Thibeaux
Print Name: Bernard C. Thibeaux

/s/ Paula Ann Champagne
NOTARY PUBLIC
Print name: Paula Ann Champagne
Bar Roll/Notary Public No.: 67317

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MULTIPLE INDEBTEDNESS MORTGAGE

Exhibit A

Written Consent

5

UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2007

ALLEGRO BIODIESEL CORPORATION

 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21982 (Commission File Number)	20-5748331 (IRS Employer Identification No.)

6033 West Century Boulevard, Suite 1090, Los Angeles, California 90045
(Address of principal executive offices)

Registrant's telephone number, including area code: (310) 670-2093

Not applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
____________________________________________________________

Item 1.01. Entry into a Material Definitive Agreement.

As previously reported on March 14, 2007, Allegro Biodiesel Corporation (“Allegro”) entered into a services agreement (the “Original Agreement”) with PV Asset Management LLC (“PVAM”), a company controlled by Paul Galleberg, a director of Allegro. Pursuant to the agreement, PVAM causes Mr. Galleberg to perform such services as are reasonably requested by the CEO of Allegro. On August 1, 2007, Allegro and PVAM amended the following terms of the Original Agreement (the “Amendment”):

•	The term of the Original Agreement was extended to October 15, 2007;

•	No fees will be payable to PVAM for the period from August 5, 2007 through August 15, 2007;

•	The fees payable to PVAM were increased to $12,000 per month;

•
Allegro will pay the bonus fees set forth in the Original Agreement to PVAM if the following conditions are met: (i) continued progress is made towards the milestones listed in the Original Agreement during the remainder of the term, and (ii) any applicable achievement criterion for the bonus fee related to compensation matters is achieved on or before January 31, 2008, and for the bonus fee related to a market listing is achieved on or before June 30, 2008;

•
The 91,666 options scheduled, under the Original Agreement, to be granted to Paul Galleberg on August 5, 2007 will not be granted on that date and will be granted at a later date to be determined by the Allegro’s board of directors, but in no case will the grant date be later than January 31, 2008;

•
Allegro and PVAM agreed to rescind the grant of 183,332 stock options made to Mr. Galleberg on June 28, 2007, and agreed to grant 183,332 replacement stock options to Mr. Galleberg on a grant date to be determined by Allegro’s board of directors, but in no case will the grant date be later than January 31, 2008; and

•	Allegro’s obligation to pay bonus fees under the Original Agreement will continue notwithstanding any termination or expiration of the term of the Original Agreement.

All other terms of the Original Agreement remain unchanged.

Mr. Galleberg will continue to serve as a director of Allegro during the term of the Original Agreement, as amended, but will not receive any cash fees for services as a director as long as such Agreement remains in effect.

The above discussion of the terms of the Amendment is a summary only and is qualified in its entirety by the Amendment filed herewith as Exhibit 10.1.

Item 9.01. Financial Statement and Exhibits.

(d)	Exhibits.

10.1	First Amendment to Services Agreement effective as of August 1,2007

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunder duly authorized.

Date: August 6, 2007

ALLEGRO BIODIESEL CORPORATION

Date:	By:	/s/ Heng Chuk
Heng Chuk
Chief Financial Officer

Exhibit 10.1

FIRST AMENDMENT TO SERVICES AGREEMENT

THIS FIRST AMENDMENT TO SERVICES AGREEMENT (the “Amendment”) is effective as of August 1, 2007 and is made by and between Allegro Biodiesel Corporation, a Delaware corporation (“Allegro” and, together with its subsidiaries now or hereafter existing, the “Company”) and PV Asset Management LLC, a California limited liability company (“PVAM”). This Amendment amends that certain Services Agreement effective as of February 5, 2007 between Allegro and PVAM (the “Original Agreement”).

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Amendment hereby agree as follows:

1. Original Agreement. Except as expressly amended by this Amendment, the terms of the Original Agreement and ancillary agreements shall continue in full force and effect. All capitalized terms used but not defined in this Amendment shall have the meaning set forth in the Original Agreement.

2. Term. Section 4(a) of the Original Agreement is hereby amended and restated to read: “The term of PVAM’s engagement hereunder (the “Term”) shall commence on February 5, 2007 and shall end on October 15, 2007.”

3. Tolling of Base Fee. A new sentence shall be added to Section 5(a) as follows: “No Base Fee shall be payable for the period from August 5, 2007 through August 15, 2007.”

4. Base Fee. The Base Fee shall be increased to $12,000.

5. Bonus Fees. No new Bonus Fees are added by this Amendment. However, Allegro shall pay Bonus Fees set forth in the Original Agreement to PVAM if the following conditions are met: (i) continued progress towards the milestones is made during the Term and (ii) any applicable Achievement Criterion for the Bonus Fee related to compensation matters is achieved on or before January 31, 2008 and for the Bonus Fee related to a market listing is achieved on or before June 30, 2008, in each case even given the Term may have earlier ended.

6. Stock Options.

(a) The 91,666 options scheduled to be granted to Paul Galleberg on August 5, 2007 shall not be granted on that date and shall be granted at a later date to be fixed by the Board of Directors of Allegro. This date will be subsequent to the close of the Talen’s transaction (assuming that closing occurs). Allegro anticipates making the grant to Paul Galleberg on the same date (“Grant Date”) that the Board of Allegro grants options to employees, directors and other consultants. However, in no case will the Grant Date be later than January 31, 2008, whether or not the Talen’s transaction closes prior to that date.

(b) Allegro offers to rescind, effective as of August 1, 2007, the grant of 183,332 stock options made to Paul Galleberg on June 28, 2007, and further offers to grant on the Grant Date 183,332 replacement options to Paul Galleberg. PVAM accepts that offer.

(c) For the avoidance of doubt, the grants in Section 6(a) and Section 6(b) of this Amendment shall total 274,998 stock options to be granted to Paul Galleberg on the Grant Date, even if the Term shall have earlier ended. Such grant shall be made using the form of stock option award agreement previously utilized for the June 28, 2007 stock option grant to Paul Galleberg (including, without limitation, the five-year exercise period) and shall be made at the fair market value strike price determined by the Allegro Board and consistently applied to all option recipients on the Grant Date.

7. Survival. A new sentence is added to Section 14 of the Original Agreement that reads: “Allegro’s obligation to pay Bonus Fees shall continue as set forth on Schedule 1 notwithstanding any termination or expiration of the Term.”

IN WITNESS WHEREOF, this Amendment has been executed by the parties as of the date first above written.

ALLEGRO BIODIESEL CORPORATION

By:	/s/ W. Bruce Comer III
Name: W. Bruce Comer III
Title: Chief Executive Officer

PV ASSET MANAGEMENT LLC

By:	/s/ Paul Galleberg
Name: Paul Galleberg
Title: President